EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

SUCAMPO PHARMACEUTICALS, INC.,

AMBRENT INVESTMENTS S.À R.L.,

RYUJI UENO, AS TRUSTEE OF THE RYUJI UENO REVOCABLE TRUST UNDER
TRUST AGREEMENT DATED DECEMBER 20, 2002,

SACHIKO KUNO, AS TRUSTEE OF THE SACHIKO KUNO REVOCABLE TRUST
UNDER TRUST AGREEMENT DATED DECEMBER 20, 2002,

DR. RYUJI UENO,

AND

DR. SACHIKO KUNO

DATED AS OF DECEMBER 23, 2010

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EXHIBITS

Exhibit A	Shares to be Purchased
Exhibit B-1	Company Estimated Closing Balance Sheet
Exhibit B-2	Subsidiary Estimated Closing Balance Sheet
Exhibit C-1	Company Net Asset Value Methodology
Exhibit C-2	Subsidiary Net Asset Value Methodology
Exhibit D-1	Form of Promissory Note (Ueno Trust)
Exhibit D-2	Form of Promissory Note (Kuno Trust)
Exhibit E	Shareholder Accounts
Exhibit F-1 and F-2	Forms of Deed of Assignment
Exhibit G	Form of Non-Competition Agreement
Exhibit H	Form of 2007 Covenants Termination Agreement
Exhibit I	Form of Legal Opinion

SCHEDULES

Schedule 3.2(a)(x)	Loans and Deposits to be Repaid
Schedule 3.2(b)(ii)	Selling Expenses
Schedule 3.2(a)(xi)	Compensation Expenses Paid at Closing
Disclosure Schedule

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 23, 2010, is made by and among Dr. Ryuji Ueno, as trustee of the Ryuji Ueno Revocable Trust under Trust Agreement dated December 20, 2002 (the “Ueno Trust”), and Dr. Sachiko Kuno as trustee of the Sachiko Kuno Revocable Trust under Trust Agreement dated December 20, 2002 (the “Kuno Trust”) (each a “Shareholder” and collectively, the “Shareholders”), Dr. Ryuji Ueno, an individual (“Ueno”), and Dr. Sachiko Kuno, an individual (“Kuno” and collectively with Ueno, the “Principals” and together with the Shareholders, each a “Seller” and collectively, the “Sellers”), Ambrent Investments S.à r.l., a company organized under the laws of Luxembourg, with registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Luxembourg (“Purchaser”), and Sucampo Pharmaceuticals, Inc., a Delaware corporation (“Parent”).  Certain capitalized terms used in this Agreement are defined in Section 9.9 hereof.

RECITALS

WHEREAS, the Shareholders are the owners of 100% of the issued and outstanding shares of capital stock (the “Shares”) of Sucampo AG, a company organized under the laws of Switzerland (the “Company”).

WHEREAS, the Company is the owner of 100% of the issued and outstanding shares of capital stock of Sucampo AG Japan Ltd., a company organized under the laws of Japan (the “Subsidiary”).

WHEREAS, Parent is the owner of 100% of the issued and outstanding shares of capital stock of Purchaser.

WHEREAS, on the terms and subject to the conditions set forth herein, the Shareholders desire to sell to Purchaser, a wholly-owned subsidiary of Parent, and Purchaser desires to purchase from the Shareholders, the Shares.

WHEREAS, the Principals as trustees and beneficiaries of the respective Shareholders are the beneficial owners of the Shares and acknowledge that the sale and transfer of the Shares by the Shareholders will result in an economic benefit to the Principals, and such being the case, have agreed to enter into, and be bound by the terms of, this Agreement on the terms provided herein.

WHEREAS, the Shareholders have approved the sale and transfer of the Shares to Purchaser  on the terms and subject to the conditions set forth in this Agreement, with such approval constituting all necessary action required by the Sellers and the Company to approve such sale and transfer in accordance with applicable Law and the Company Charter Documents (as defined herein).

WHEREAS, in connection with the sale and transfer of the Shares, (i) the Sellers, Purchaser and Parent have not attempted, for purposes of this Agreement, to value the Company’s rights with respect to the Takeda Arbitration or the likely amount of the Company Arbitration Proceeds (as such terms are defined herein), but have agreed, solely for purposes of this Agreement, to a ceiling on the amount of the adjustment to the Purchase Price (as defined herein) pursuant to Section 2.5 hereof; and (ii) the Sellers, as majority stockholders of Parent, will indirectly benefit from Purchaser and Parent maximizing the aggregate value of the Company Arbitration Proceeds.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

Section 1.1            The Shares.  On the terms and subject to the conditions set forth herein, at the Closing, each Shareholder will sell, assign, transfer and deliver to Purchaser and Purchaser will purchase, acquire and accept from each such Shareholder, all right, title and interest in and to the Shares set forth opposite such Shareholder’s name on Exhibit A hereto, free and clear of all Liens.

ARTICLE II
PURCHASE PRICE AND DELIVERIES

Section 2.1             Estimated Net Asset Value.  The Sellers have prepared and delivered to Parent prior to the date hereof (i) a preliminary, unaudited balance sheet of the Company as of the Closing Date, a copy of which is attached hereto as Exhibit B-1 (the “Company Estimated Closing Balance Sheet”) and (ii) a preliminary, unaudited balance sheet of the Subsidiary as of the Closing Date, a copy of which is attached  hereto as Exhibit B-2 (the “Subsidiary Estimated Closing Balance Sheet”).  The Company Estimated Closing Balance Sheet reflects the Sellers’ reasonable estimate of the Company’s Net Asset Value (the “Company Estimated Net Asset Value”) as of the Closing Date and the Subsidiary Estimated Closing Balance Sheet reflects the Sellers’ reasonable estimate of the Subsidiary’s Net Asset Value (the “Subsidiary Estimated Net Asset Value” and when added to the Company Estimated Net Asset Value, the “Total Estimated Net Asset Value”) as of the Closing Date. The Company Estimated Closing Balance Sheet and the Subsidiary Estimated Closing Balance Sheet have been prepared in good faith from the books and records of the Company and on a basis consistent with the basis on which the Company Financial Statements and the Subsidiary Financial Statements, respectively, were prepared. The calculation of the Company’s Net Asset Value has been prepared and presented in accordance with the definitions and principles set forth on Exhibit C-1  attached hereto and the calculation of the Subsidiary’s Net Asset Value has been prepared and presented in accordance with the definitions and principles set forth on Exhibit C-2 attached hereto.

Section 2.2            Amount of Purchase Price.  On the terms and subject to the conditions set forth herein, the aggregate consideration to be paid by Purchaser to the Sellers in consideration of the Shares will be an amount equal to Eighty Million U.S. Dollars (US$80,000,000) (the “Purchase Price”), payable in the form of (i) cash at the Closing in an amount equal to the Closing Cash Consideration, and (ii) the issuance by Purchaser of two subordinated unsecured promissory notes in the form of Exhibit D-1 and D-2 attached hereto (each a “Note” and collectively, the “Notes”), which, in the aggregate, are equal to the Purchase Price less the Closing Cash Consideration (the “Principal Amount”).  The Purchase Price may be adjusted as expressly provided in Sections 2.4 and 2.5 below.  Purchaser and the Sellers agree to allocate the Purchase Price as follows: (i) Seven Hundred Thousand U.S. Dollars (US$700,000) of the Closing Cash Consideration to the Non-Competition Agreement (which shall be unaffected by any adjustments to the Purchase Price hereunder) and (ii) the remainder of the Purchase Price to the Shares.  Purchaser and the Sellers agree not to take any position inconsistent with such allocation for any purpose that relates to Taxes.

Section 2.3            Payment of the Closing Cash Consideration; Issuance of the Notes.  At the Closing, (i) Purchaser will pay (or Parent will pay on Purchaser’s behalf) to each Shareholder, by wire transfer of immediately available funds to their respective account set forth on Exhibit E hereto, an amount equal to their respective Pro Rata Share of the Closing Cash Consideration and (ii) deliver to each Shareholder the applicable Note issued by Purchaser in the principal amount equal to such Shareholder’s respective Pro Rata Share of the Principal Amount.

Section 2.4             Net Asset Value Adjustment.

(a)           Within sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Sellers (i) an unaudited balance sheet of the Company as of the Closing Date (such balance sheet, the “Preliminary Company Closing Balance Sheet”) and (ii) an unaudited balance sheet of the Subsidiary as of the Closing Date (such balance sheet, the “Preliminary Subsidiary Closing Balance Sheet” and together with the Preliminary Company Closing Balance Sheet, the “Preliminary Closing Balance Sheets”).  The Preliminary Company Closing Balance Sheet shall (A) be prepared in good faith from the books and records of the Company, (B) set forth Parent’s calculation of the Company’s Net Asset Value as of the Closing and (C) be prepared and presented in the same manner and form, and applying the same principles, as the Company Estimated Closing Balance Sheet.  The Preliminary Subsidiary Closing Balance Sheet shall (A) be prepared in good faith from the books and records of the Subsidiary, (B) set forth Parent’s calculation of the Subsidiary’s Net Asset Value as of the Closing and (C) be prepared and presented in the same manner and form, and applying the same principles, as the Subsidiary Estimated Closing Balance Sheet.

(b)           Within thirty (30) days after the delivery of the Preliminary Closing Balance Sheets, the Sellers shall have completed a review of the Preliminary Closing Balance Sheets.  If within such thirty (30) day period the Sellers fail to respond to Parent in writing regarding the Preliminary Closing Balance Sheets, the Preliminary Company Closing Balance Sheet shall be deemed the “Final Company Closing Balance Sheet” and the Preliminary Subsidiary Closing Balance Sheet shall be deemed the “Final Subsidiary Closing Balance Sheet.” If after such review the Sellers respond to Parent in writing within such time period and Parent and the Sellers are able to reach agreement on all items contained in the Preliminary Company Closing Balance Sheet, such balance sheet shall be the “Final Company Closing Balance Sheet.” If after such review the Sellers respond to Parent in writing within such time period and Parent and the Sellers are able to reach agreement on all items contained in the Preliminary Subsidiary Closing Balance Sheet, such balance sheet shall be the “Final Subsidiary Closing Balance Sheet.”  If however, Parent and the Sellers are unable to reach agreement on all items contained in the Preliminary Company Closing Balance Sheet and/or the Preliminary Subsidiary Closing Balance Sheet within thirty (30) days after the end of the 30-day period following delivery of the Preliminary Closing Balance Sheets, then the parties shall submit any dispute as to any element of the Preliminary Company Closing Balance Sheet or the Preliminary Subsidiary Closing Balance Sheet (each a “Balance Sheet Dispute”) to a mutually agreeable third-party firm of independent certified public accountants other than an accountant that is or has been used by Parent or the Sellers within the preceding five years (the “Expert Accountant”) for resolution of such Balance Sheet Dispute.  The Expert Accountant shall be engaged to serve as arbitrator hereunder to settle such Balance Sheet Dispute.  In connection with the resolution of any Balance Sheet Dispute, the Expert Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  Such resolution by the Expert Accountant shall be set forth in a written report (the “Accountants’ Report”) delivered by the Expert Accountant to the parties hereto within thirty (30) days following the submission of such Balance Sheet Dispute to the Expert Accountant, and the Preliminary Company Closing Balance Sheet as modified in accordance with the Accountants’ Report shall be the “Final Company Closing Balance Sheet” and the Preliminary Subsidiary Closing Balance Sheet as modified in accordance with the Accountants’ Report shall be the “Final Subsidiary Closing Balance Sheet.”  The Expert Accountants’ function shall be to review only those items which are in dispute and to resolve the dispute with respect to such items.  In resolving any disputed item, the Expert Accountant, acting as an expert and not as an arbitrator, shall apply the terms of this Section 2.4(b) and may not assign a value to any item greater than the greatest value for such item claimed by Parent or the Sellers or less than the smallest value for such item claimed by Parent or the Sellers.  The Net Asset Value of the Company as reflected on the Final Company Closing Balance Sheet shall be the “Company Closing Net Asset Value.”  The Net Asset Value of the Subsidiary as reflected on the Final Subsidiary Closing Balance Sheet shall be the “Subsidiary Closing Net Asset Value.”   The Expert Accountants’ award with respect to any Balance Sheet Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award.  The fees and expenses of the Expert Accountant shall be allocated to and borne by Parent and the Sellers equally (i.e., 50% by the Sellers and 50% by Parent).

(c)           In the event that the sum of the Company Closing Net Asset Value and the Subsidiary Closing Net Asset Value as reflected on the Final Company Closing Balance Sheet and the Final Subsidiary Closing Balance Sheet, respectively, is less than Twenty-Four Million U.S. Dollars (US$24,000,000) (the amount of any such shortfall is hereinafter referred to as the “Shortfall”), then such Shortfall shall be set-off to the extent amounts remain outstanding under the Notes (allocated 50% between the two Notes) in accordance with Section 3(c) of each of the Notes.

Section 2.5             Additional Purchase Payment.

(a)           Upon and subject to the terms and conditions set forth herein, following the Closing, the Purchase Price shall be increased by an amount (the “Additional Purchase Payment”) equal to fifteen percent (15%) of any cash amount  (the “Company Arbitration Proceeds”) paid to Parent, Purchaser or any of their respective wholly-owned subsidiaries, including, without limitation and following the Closing Date, the Company (the “Purchaser Parties”), in connection with the pending arbitration proceedings: International Chamber of Commerce, International Court of Arbitration, Case No. 17006/VRO, In the Matter of Sucampo Pharmaceuticals, Inc., et al. and Takeda Pharmaceutical Company Limited (the “Takeda Arbitration”).  The Company Arbitration Proceeds shall be calculated based solely on any amounts actually paid to the Purchaser Parties and shall exclude, any amounts awarded or otherwise paid to R-Tech Ueno, Ltd. or any other third party.  In no event, however, shall the Additional Purchase Payment exceed Forty Million U.S. Dollars (US$40,000,000) (the “Additional Purchase Payment Cap”).  It is understood and agreed by the Sellers that this Section 2.5 and the Additional Purchase Payment Cap are not intended, and shall not be construed, to create or imply any obligation on the part of the Purchaser Parties or any of their Affiliates to work toward achieving any particular result or form of settlement, or any restriction on the way the Purchaser Parties conduct the Takeda Arbitration.  The Sellers, Purchaser and Parent acknowledge and agree that the Additional Purchase Payment Cap is merely an agreed ceiling for purposes of this Section 2.5 on the maximum amount by which the Purchase Price may be increased on account of any Company Arbitration Proceeds, and is not intended to and does not reflect any view, expressed or implied, of any party to this Agreement with respect to the likelihood of any particular result or settlement or value of any claim that is the subject of the Takeda Arbitration. Purchaser and Parent undertake to keep the Sellers regularly and promptly informed of the progress of the arbitration  (including any settlement negotiations and any other material developments) and notify the Sellers as soon as reasonably practicable if any order, award or judgment is made or any settlement negotiations or settlement agreement is entered into in relation to such proceedings and provide the Sellers with copies of any such order, award, or judgment or documentation relating to any settlement negotiations or settlement agreement.

(b)           Purchaser will pay (or Parent will pay on Purchaser’s behalf) to the Shareholders, within thirty (30) Business Days of the later of (i) receipt of the Company Arbitration Proceeds, if any, and (ii) the date that any rights to appeal such decision have terminated, each Shareholder’s respective Pro Rata Share of the Additional Purchase Payment (as determined in accordance with Section 2.5(a), including, without limitation, being subject to the Additional Purchase Payment Cap), by wire transfer of immediately available funds to their respective account set forth on Exhibit E hereto or to such other account as designated by such Shareholder to Parent in writing at least ten (10) Business Days prior to such payment date.

Section 2.6            Withholding Rights.  Notwithstanding anything contrary in this Agreement, Purchaser and Parent shall be entitled to deduct and withhold from the Purchase Price and any Additional Purchase Payment otherwise payable to any Shareholder pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision of Law relating to Taxes.  To the extent that any such amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the respective Shareholder.

ARTICLE III
CLOSING

Section 3.1             Closing Date.  The closing of the Transactions contemplated hereby (the “Closing”) will take place on the date hereof (the “Closing Date”), at Parent’s executive offices located at 4520 East West Highway, Third Floor, Bethesda, Maryland, at 10:00 a.m., local time, or at such other time and place on the Closing Date as agreed by the parties.

Section 3.2             Closing Deliveries.

(a)           By the Shareholders.  At the Closing, the Shareholders will deliver to Purchaser and Parent:

(i)            Such Deeds of Assignment, substantially in the form of Exhibit F-1 or F-2 hereto (the “Deeds of Assignment”), as applicable, duly executed by the applicable Shareholder, necessary to transfer the Shares to Purchaser

(ii)           With respect to the Subsidiary, a recently dated certified extract from the Commercial Register Book of Osaka Houmukyoku of Osaka, Japan, regarding the Subsidiary and a copy of the current Articles of Incorporation of the Subsidiary;

(iii)           Written resignations of all the members of the Board of Directors of the Company other than Kuno, Ueno and Eric Buis and all the members of the Board of Directors of the Subsidiary other than Kuno and Misako Nakata;

(iv)          All instruments and documents reasonably necessary to release any and all Liens on the Shares;

(v)           Evidence that all Material Consents have been obtained in a form reasonably satisfactory to Purchaser and Parent;

(vi)          The Notes, duly executed by the Shareholders;

(vii)         The Non-Competition Agreement substantially in the form of Exhibit G hereto (the “Non-Competition Agreement”), duly executed by each of the Sellers;

(viii)        A written agreement terminating that certain agreement made in connection with Parent’s initial public offering, between the Principals and Parent to abide by the terms of that certain unexecuted Agreement regarding certain covenants relating to the Company (the “2007 Covenants”), substantially in the form of Exhibit H hereto (the “2007 Covenants Termination Agreement”), duly executed by the Principals, respectively;

(ix)           A legal opinion from Dr. Eric Buis on behalf of Buis Bürgi AG, Zurich, Switzerland, counsel to the Sellers, substantially in the form of Exhibit I hereto;

(x)            Evidence reasonably satisfactory to Purchaser and Parent that each of the loans and deposits set forth on Schedule 3.2(a)(x) have been repaid to the Subsidiary and the related loan agreements have been terminated;

(xi)           Evidence reasonably satisfactory to Purchaser and Parent that all Compensation Expenses set forth on Schedule 3.2(a)(xi) have been paid by, or on behalf of, the Company or the Subsidiary, as applicable;

(xii)          Such agreements, each in a form reasonably satisfactory to Purchaser and Parent, as necessary to terminate as of the Closing, each other Listed Related Party Transaction, if any, duly executed by such Persons party to such transaction(s); and

(xiii)         A secretary’s certificate of the Company, in a form reasonably satisfactory to Purchaser and Parent, certifying as to the Company Charter Documents (including a copy of the current Articles of Association of the Company notarized by the commercial register of the Canton of Zug), a recently dated extract from the commercial register of the Canton of Zug, Switzerland, regarding the Company, the Subsidiary Charter Documents, the resolutions of the shareholders of the Company approving the sale and transfer of the Shares to Purchaser, and the Company’s share register evidencing Purchaser as the owner of the Shares and as the sole shareholder of the Company.

(b)           By Purchaser and Parent.  At the Closing, Purchaser and Parent, as applicable, will deliver to the Shareholders or such other applicable party referenced below:

(i)             Subject to deduction of the Selling Expenses to be paid in accordance with Section 3.2(b)(ii), payment of the Closing Cash Consideration as provided in Section 2.3;

(ii)           Payment of all Selling Expenses representing all unpaid obligations of the Company or the Subsidiary as of the Closing Date, if any, to be paid to such Persons and in such amounts as set forth on Schedule 3.2(b)(ii) (as such Schedule may be updated by the Sellers and provided to Purchaser prior to the Closing Date);

(iii)           The Notes, duly executed by Purchaser;

(iv)           The Non-Competition Agreement, duly executed by Purchaser and Parent; and

(v)           The 2007 Covenants Termination Agreement, duly executed by Parent.

Section 3.3            No Further Ownership Rights in the Shares.  From and after the Closing, the Sellers shall cease to have any rights with respect to the Shares except as otherwise provided in this Agreement or applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Except as set forth in the Disclosure Schedule, each Seller hereby represents and warrants to Purchaser and Parent, jointly and severally, as set forth below:

Section 4.1             Authorization.

(a)           Each of the Principals is a natural Person and is competent and has all requisite legal capacity, power and authority to execute and deliver the Transaction Documents to which he or she is a party and the instruments required to be executed and delivered by him or her pursuant hereto or thereto and to perform his/her obligations hereunder and thereunder and to consummate the Transactions.  Each of the Ueno Trust and the Kuno Trust validly exists and has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and the instruments required to be executed and delivered by it pursuant hereto or thereto and to perform its obligations hereunder and thereunder and to consummate the Transactions.  Ueno, as the sole trustee of the Ueno Trust, has the requisite power and authority, on behalf of the Ueno Trust, to execute and deliver the Transaction Documents to which the Ueno Trust is a party and the instruments required to be executed and delivered by it pursuant hereto or thereto and to consummate the Transactions on the part of the Ueno Trust.  Kuno, as the sole trustee of the Kuno Trust, has the requisite power and authority, on behalf of the Kuno Trust, to execute and deliver the Transaction Documents to which the Kuno Trust is a party and the instruments required to be executed and delivered by it pursuant hereto or thereto and to consummate the Transactions on the part of the Kuno Trust.  The Transaction Documents and the instruments required to be executed and delivered pursuant hereto or thereto have been duly executed and delivered by the Sellers and constitute a legal, valid and binding agreement of the Sellers, enforceable against each Seller in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(b)           All actions or proceedings to be taken by or on the part of such Seller (including, in the case of the Ueno Trust, all actions or proceedings by Ueno, as the sole trustee of the Ueno Trust and, in the case of Kuno Trust, all actions or proceedings by Kuno, as the sole trustee of the Kuno Trust) to authorize and permit the execution and delivery by such Seller of the Transaction Documents to which it is a party and the instruments required to be executed and delivered by him, her or it pursuant hereto or thereto, the performance by such Seller of his, her or its obligations hereunder and thereunder and the consummation by such Seller of the Transactions, have been duly and properly authorized. This Agreement and the other Transaction Documents to which such Seller is a party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

Section 4.2             Title to Shares.

(a)           Each Shareholder owns, beneficially and of record, the Shares listed opposite such Seller’s name on Exhibit A hereto, free and clear of all Liens.  Except for the Shares, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Company issued or outstanding, and immediately following the Closing, Purchaser will own 100% of the issued or outstanding capital stock of the Company.  No other Person has any rights in any of the Shares (whether by virtue of marriage or otherwise).  Each Shareholder will transfer to Purchaser at the Closing good, valid and marketable title to the Shares, free and clear of all Liens.  Such Seller is the sole record and beneficial owner of, and has good, valid and legal title to the Shares set forth opposite such Seller’s name on Exhibit A, free and clear of any Lien, except for restrictions on transfer imposed by applicable securities Laws or the Company’s Articles of Association.  Such Seller is not party to any option, warrant, purchase right, restriction on transfer, or other contract or commitment that requires such Seller to sell, transfer or otherwise dispose of any capital stock of the Company, except for this Agreement.  Such Seller has full right, power and authority to enter into this Agreement and to sell, transfer and deliver the Shares set forth opposite such Seller’s name on Exhibit A hereto.  No Seller owns any securities issued by the Company which are not listed on Exhibit A hereto.  No Shares are owned by any Person who is not a Seller.

(b)           Without limiting the Sellers’ right to indemnification from Purchaser as contemplated by Article VIII or the Sellers’ other rights under this Agreement, from and after the Closing, Purchaser’s payment of the Purchase Price and the Additional Purchase Payment, if any, as and when due under the terms hereof, is the only obligation Purchaser or any of its Affiliates (including the Company) shall have with respect to the Shareholders’ ownership or right to be issued, or otherwise in respect of, any Shares or any other equity interests in the Company under existing agreements or instruments to which the Company is a party.

Section 4.3            Good Title Conveyed.  The Deeds of Assignment to be executed and delivered by the Shareholders to Purchaser at the Closing will be valid and binding obligations of the Shareholders, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and legal title to all the Shares to be transferred to Purchaser pursuant to and as contemplated by this Agreement free and clear of all Liens, except restrictions on transfer imposed by applicable securities Laws or the Company’s Articles of Association.

Section 4.4           No Violation or Approval.  The execution and delivery of the Transaction Documents by the Sellers, the performance by the Sellers of their respective obligations under the Transaction Documents and the consummation of the Transactions will not result in a breach or violation of, or a default under, or conflict with (a) in the case of the Sellers, the trust agreements relating to the Ueno Trust or the Kuno Trust, (b) any other Contract, obligation or restriction to which any Seller is a party or by which any Seller or any Seller’s Shares or other assets is bound, or (c) any Law or Governmental Order applicable to the Sellers or by which any Seller’s Shares or other assets are bound.

Section 4.5           No Governmental Authorizations or Consents Required.  Except as listed on Section 4.5 of the Disclosure Schedule (collectively, the “Seller Consents”), no material consent, waiver, license, Permit, authorization, order or approval of, filing or registration with, or notification to, any Governmental Authority or any other Person is required for or in connection with the execution and delivery by any Seller of the Transaction Documents and the instruments required to be executed and delivered by any Seller pursuant hereto or thereto, the performance by the Sellers of their obligations under the Transaction Documents and the consummation by the Sellers of the Transactions.

Section 4.6           Litigation.  There are no (i) Governmental Orders against or involving the Sellers or (ii) Actions pending or, to the Knowledge of any Seller, threatened against, or involving, any Seller or their properties, assets or business with respect to the Company or the Subsidiary or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

Section 4.7           Solvency.  Immediately after the consummation of the Transactions, (a) the fair value of the assets of each Seller will exceed their respective Indebtedness and other Liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Seller will be greater than the amount that will be required to pay their respective probable obligations of Indebtedness and other Liabilities, subordinated, contingent or otherwise, as such Indebtedness and other Liabilities become absolute and matured and (c) each Seller will be able to pay their respective Indebtedness and other Liabilities, subordinated, contingent or otherwise, as such Indebtedness and other Liabilities become absolute and matured.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE SUBSIDIARY

Except as set forth in the Disclosure Schedule, each Seller hereby represents and warrants to Purchaser and Parent, jointly and severally, as set forth below:

Section 5.1            Corporate Existence of the Company.

(a)           The Company is duly incorporated, organized and validly existing under the laws of Switzerland.  The Company has the full corporate power and authority to carry on its business as such business is now being conducted and as currently proposed to be conducted.  None of the Company or the Sellers has ever approved or commenced any Proceeding or made any election contemplating the dissolution, liquidation, sale or other disposition of the Company, or the winding up or cessation of the Company's business or affairs, and no petition has been presented or made by a Governmental Authority for the winding-up, dissolution, composition or administration of the Company. The Company is duly licensed or qualified to transact business and is in good standing (where the concept of “good standing” is applicable) as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification. Section 5.1(a) of the Disclosure Schedule contains true, correct and complete copies of the Articles of Association and Regulation of Organization, as amended to date, of the Company (“Company Charter Documents”).

(b)           Since the date immediately following the consummation of the Demerger Transaction, the Company has not engaged in any business other than the purchasing or licensing of, or the enforcement of rights in, Intellectual Property and related activities.

Section 5.2            Corporate Existence of Subsidiary; Ownership with Respect to the Subsidiary.

(a)           The Subsidiary is duly incorporated, organized and validly existing under the laws of Japan.  The Subsidiary has the full corporate power and authority to carry on its business as such business is now being conducted and as currently proposed to be conducted.  The Subsidiary has not passed a voluntary winding-up resolution, and no petition has been presented or made by a Governmental Authority for the winding-up, dissolution, composition or administration of the Subsidiary. The Subsidiary is duly licensed or qualified to transact business and is in good standing (where the concept of “good standing” is applicable) as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification. Section 5.2(a) of the Disclosure Schedule contains true, correct and complete copies of the Articles of Incorporation, as amended to date, of the Subsidiary (“Subsidiary Charter Documents”).

(b)           Since the date immediately following the consummation of the Demerger Transaction, the Subsidiary has never engaged in any business other than the purchasing or licensing of, or the enforcement of rights in, Intellectual Property and related activities.

(c)           The Company owns, beneficially and of record, all shares of capital stock of Subsidiary (the “Subsidiary Shares”) as listed on Section 5.2(c) of the Disclosure Schedule, free and clear of all Liens and free of any other limitation or restriction (except for restrictions on transfer imposed by applicable securities Laws).  Except for the Subsidiary Shares, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Subsidiary issued or outstanding.  Other than the Subsidiary, neither the Company nor the Subsidiary has or ever had any subsidiaries, nor do they control directly or indirectly, or have any direct or indirect voting, equity participation or ownership interest in, any Person.

(d)           The stock certificate books and stock transfer ledgers of the Company and the Subsidiary are complete and correct in all material respects as of the Closing.

Section 5.3           Power and Authority.  The Transactions and the Transaction Documents have been duly authorized and approved by all necessary corporate action, including a shareholders meeting in accordance with Swiss Law.  No action is required by the Company’s Board of Directors in connection with the transfer or sale of the Shares to Purchaser.  The shareholders have approved the sale and the transfer of the Shares to Purchaser in accordance with the Company Charter Documents.

Section 5.4           No Governmental Authorization or Consents Required.  Except as listed on Section 5.4 of the Disclosure Schedule  (collectively, with the Sellers Consents, the “Material Consents”), no material consent, waiver, license, Permit, authorization, order or approval of, filing or registration with, or notification to, any Governmental Authority or other Person is required for or in connection with the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Company or the Subsidiary as a result of the Transaction Documents or the consummation of the Transactions.

Section 5.5            No Defaults or Conflicts. The execution and delivery of the Transaction Documents by the Sellers, the performance by the Sellers under the Transaction Documents and the consummation of the Transactions will not result in the creation of any Lien on the Shares nor result in a breach or violation of, or a default under, or conflict with (a) the Company Charter Documents or the Subsidiary Charter Documents, (b) any Contract or Permit to which the Company or the Subsidiary is a party or by which the assets or properties of the Company or the Subsidiary is subject (or result in the imposition of any Lien upon any of such assets or properties),  (c) any Law or Governmental Order applicable to the Company or the Subsidiary or by which any of the assets or properties of the Company or the Subsidiary are bound.

Section 5.6            Capitalization.  All of the issued and outstanding shares of capital stock of the Company and the Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable securities Laws and other applicable legal requirements.  The Shareholders have, and Purchaser will acquire at the Closing, good, valid and marketable title to all of the Shares, free and clear of all Liens. There are no subscriptions, options, calls, warrants, convertible securities or other rights (whether or not currently exercisable), voting trusts, proxies or other rights, agreements, arrangements, commitments or other Contracts of any kind relating to the Shares or obligating a Seller or the Company to issue or sell any shares of capital stock or any other security or interest of any kind in the Company or the Subsidiary (whether or not such security or interest has voting rights).  There is no condition or circumstance that may directly or indirectly give rise to provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or any other security or interest of any kind in the Company or the Subsidiary (whether or not such security or interest has voting rights).

Section 5.7           No Broker.  No broker, finder or similar intermediary has acted for, or on behalf of, the Company or any Seller or any of their respective Affiliates in connection with this Agreement or the Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or any Seller or any of their respective Affiliates nor otherwise as a result of the Company’s or any Seller’s actions.

Section 5.8            Minutes; Books and Records.  The Sellers have made available to Purchaser and Parent true, complete and accurate copies, or the complete original, of the minute books of the Company and the Subsidiary.  The minute books of the Company and the Subsidiary accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the shareholders, board of directors or others performing similar functions.  All actions taken by the Company and the Subsidiary have been duly authorized, and no such actions taken by the Company or the Subsidiary have been taken in breach or violation of the Company’s and the Subsidiary’s respective organizational documents.

Section 5.9             Financial Statements.

(a)           Section 5.9 of the Disclosure Schedule contains true and complete copies of the following financial statements of the Company and the Subsidiary:

(i)       the audited balance sheets of the Company as of December 31, 2009 and 2008 and the related income statements, notes and appropriate of available earnings for the fiscal years ended on such dates, which have been audited by Fellmann & Partner AG (the “Audited Company Financial Statements”), and the unaudited balance sheet of the Company as of September 30, 2010 and the related income statement for the nine-month period ended on such date (the “Unaudited Company Financial Statements” and, collectively with the Audited Company Financial Statements, the “Company Financial Statements”); and

(ii)           the unaudited balance sheets of the Subsidiary as of March 31, 2010 and 2009 and the related income statements for the fiscal years ended on such dates, and the unaudited balance sheet of the Subsidiary as of September 30, 2010 and the related income statement for the six-month period ended on such date (the “Subsidiary Financial Statements” and, collectively with the Company Financial Statements, the “Financial Statements”).

(b)           The Company Financial Statements comply as to form in all material respects with the applicable provisions of the Swiss Code of Obligations, including, but not limited to, Articles 662a et seq. thereof.  The Subsidiary Financial Statements comply as to form in all material respects with Japan GAAP. The Financial Statements have been prepared in accordance with the Swiss Code of Obligations, in the case of the Company, and Japan GAAP, in the case of the Subsidiary, each applied on a consistent basis during the periods involved (except as (i) may be otherwise indicated in such Financial Statements or the notes thereto or (ii) in the case of the Unaudited Company Financial Statements or the Subsidiary Financial Statements, subject to customary audit adjustments which shall not be material).

(c)           The Company Financial Statements and the Subsidiary Financial Statements (i) fairly present, in all material respects, the financial position of the Company and the Subsidiary, respectively, as of the dates thereof and the results of operations of the Company and the Subsidiary, respectively, for the periods then ended and (ii) were prepared from, and are in accordance with, the books and records of the Company and the Subsidiary, respectively. For the purposes hereof, the audited balance sheet of the Company as of December 31, 2009 is referred to as the “Company Balance Sheet,” the unaudited balance sheet of the Subsidiary as of March 31, 2010 is referred to as the “Subsidiary Balance Sheet,” and December 31, 2009 and March 31, 2010 are referred to as the respective “Balance Sheet Date” with respect to the Company and the Subsidiary, respectively.

(d)           The Company and the Subsidiary each makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the respective assets of the Company and the Subsidiary.  The Company and the Subsidiary each maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.10     Bank Accounts.  Section 5.10 of the Disclosure Schedule contains a true, complete and accurate list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which either the Company or the Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true, complete and accurate list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

Section 5.11          Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement, since the respective Balance Sheet Date, each of the Company and the Subsidiary has conducted its business in all material respects in the Ordinary Course of Business and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, since its respective Balance Sheet Date:

(i)            Each of the Company and the Subsidiary has not entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of their respective directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(ii)           Each of the Company and the Subsidiary has not suffered the loss of service of any officers, directors, employees, consultants or agents;

(iii)          Each of the Company and the Subsidiary has not granted or acquired, or agreed to grant or acquire, from any third party, or disputed or permitted to lapse, any right, title or interest of the Company or the Subsidiary, respectively, in any Company Intellectual Property or Intellectual Property of any other Person, nor has the Company and the Subsidiary divulged, furnished or made accessible any trade secrets to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets.

(iv)           There has not been any change by the Company or the Subsidiary in accounting or Tax reporting principles, methods or policies; and the Company or the Subsidiary has not made or rescinded any election relating to Taxes or settled or compromised any Action, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed gross or net income Tax Returns;

(v)           Each of the Company and the Subsidiary has not failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(vi)          Each of the Company and the Subsidiary has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(vii)         Each of the Company and the Subsidiary has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets, except for assets acquired or sold in the Ordinary Course of Business;

(viii)        Each of the Company and the Subsidiary has not discharged or satisfied any Lien, or paid any obligation or Liability, except in the Ordinary Course of Business;

(ix)           Each of the Company and the Subsidiary has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(x)           Each of the Company and the Subsidiary has not issued, created, incurred, assumed or guaranteed, or otherwise become liable in respect of, any Indebtedness in an amount in excess of Fifty Thousand U.S. Dollars (US$50,000) in the aggregate;

(xi)           Each of the Company and the Subsidiary has not made or committed to make any capital expenditures in excess of Twenty-Five Thousand U.S. Dollars (US$25,000) in the aggregate;

(xii)          Each of the Company and the Subsidiary has not instituted or settled any material Action;

(xiii)         Each of the Company and the Subsidiary has not made any loan to, or entered into any other transaction with, any of its members, the Principals, Affiliates, officers, directors, partners or employees; and

(xiv)        Neither the Company, the Subsidiary nor the Sellers have agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.11.

Section 5.12           Title to Properties and Assets.

(a)           The Company and the Subsidiary each has valid license or leasehold rights to use, or holds outright and good and valid title to, its assets, properties and businesses, free and clear of any and all Liens. Such assets and properties are sufficient to operate the Company’s and the Subsidiary’s business, respectively, as currently conducted.

(b)           The Company and the Subsidiary neither own nor hold any other ownership or leasehold interests in any real property as of the date hereof.  Section 5.12(b) of the Disclosure Schedule lists any Contracts relating to the Company’s or the Subsidiary’s use of any real property in connection with their respective businesses.

Section 5.13           Intellectual Property.

(a)           The Company’s and the Subsidiary’s ownership rights in the Company Intellectual Property and their respective rights to use Intellectual Property under license are valid and enforceable.  The Company or the Subsidiary owns the Company Intellectual Property.  The Sellers have no rights in the Company Intellectual Property (other than to the extent of the Shareholder’s ownership of the Shares prior to the Closing or rights relating to Intellectual Property developed by the Sellers on behalf of the Company or the Subsidiary to the extent listed on Section 5.13(a) of the Disclosure Schedule which rights have been validly transferred to the Company or the Subsidiary). No Intellectual Property owned by the Sellers is used in the business of the Company or the Subsidiary. To Knowledge of the Sellers, no third party claims ownership of any Company Intellectual Property.

(b)           The Company or the Subsidiary, as applicable, may exercise, transfer, and license the Company Intellectual Property without incurring restriction or payment to a third party, and Purchaser will be able to exercise, transfer, and license the Company Intellectual Property in the same manner following the Closing without any fees, royalties, or other payments or restrictions of any kind.

(c)           The Sellers, the Company and the Subsidiary each take reasonable steps to maintain the secrecy of Company Confidential Information that is being transferred from which the Company or the Subsidiary derives independent economic value, actual or potential, from such Company Confidential Information not being generally known.

(d)           Section 5.13(d) of the Disclosure Schedule (i) lists all Registered Intellectual Property Rights and material unregistered Intellectual Property part of the Company’s or the Subsidiary’s business or the Company Intellectual Property (which list includes, without limitation, all patents or patent applications, all invention disclosures and draft patent applications, data, know how, inventions, ideas, concepts, whether patentable or not, and whether or not reduced to practice, Domain Name Rights and Trademark Rights, registrations and applications related to the Domain Names and Websites included in the assets of the respective businesses) (the “Listed Company Intellectual Property”); (ii) identifies all third parties that share rights to the Listed Company Intellectual Property with the Company or the Subsidiary, including without limitation joint owners and co-applicants; and (iii) lists all actions (including all fees, taxes, maintenance fees, and relevant payments or assessments) that must be taken by Company or the Subsidiary within 180 days of the Closing Date to maintain the validity or enforceability of the Listed Company Intellectual Property.

(e)           To Knowledge of the Sellers, the conduct and content of the Company’s and the Subsidiary’s business as conducted immediately prior to the Closing does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of a third party.  The Company and the Subsidiary each have, and have had, commercially reasonable policies, procedures and processes in place to ensure that the Company Intellectual Property does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of a third party.  Neither the Company nor the Subsidiary has received notice of a claim that the conduct of the Company’s or the Subsidiary’s business infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third party.  Section 5.13(e) of the Disclosure Schedule lists each obligation and each duty of the Company and the Subsidiary with respect to the infringement, misappropriation, or violation of the Intellectual Property rights of a third party by the Company or the Subsidiary as a result of the conduct of the business, including all warranties, indemnities, and agreements to defend.  The Company does not know of the infringement, misappropriation or violation of any Company Intellectual Property.

(f)           Neither this Agreement nor the completion of the Transactions will result in any of the following (to the extent that the following would not have occurred in the absence of this Agreement or the completion of the Transactions) with respect to Purchaser or Parent or the Company or the Subsidiary: (i) granting to any third party any right to any Intellectual Property rights owned or licensed to Purchaser or Parent; (ii) becoming bound by or made subject to any non-compete or other restriction on the operation or scope of its businesses; or (iii) being obligated to pay any royalties or other amounts to any third party in excess of those payable by Purchaser or Parent prior to the Closing.

(g)           Section 5.13(g) of the Disclosure Schedule lists all licenses or other Contracts with respect to Intellectual Property to which the Company or the Subsidiary is a party or their respective assets are bound (the “Company Licensed Intellectual Property”), which list includes the parties, date, term and subject matter of each such license or other Contract (each, a “License Agreement”).  The License Agreements are valid and binding obligations of the Company or the Subsidiary, as applicable, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or the Subsidiary or, to the Knowledge of the Sellers, the other party thereto, under any such License Agreement.  The Company and the Subsidiary have no Contracts or arrangements with any Persons related to Company Confidential Information or Trade Secret Rights of such Persons relating to the Company’s or the Subsidiary’s business.

(h)           All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Company Intellectual Property, have executed nondisclosure agreements in favor of the Company or the Subsidiary and those Persons who have significantly contributed to the development of Company Intellectual Property either (i) have been a party to an enforceable “work-for-hire” arrangement or Contract with the Company or the Subsidiary in accordance with applicable Law that has accorded the Company or the Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company or the Subsidiary as assignee that have conveyed to the Company or the Subsidiary, as applicable, effective and exclusive ownership of all tangible and intangible property thereby arising.

(i)           Each of the Company and the Subsidiary is not, and, as a result of the execution or delivery of this Agreement or performance of the obligations hereunder by the Sellers, Purchaser or Parent, will not be, in violation of any material license, sublicense, Contract or instrument to which either the Company or the Subsidiary, respectively, is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the obligations hereunder by the Sellers, Purchaser or Parent, cause the diminution, termination or forfeiture of any Company Intellectual Property.

(j)           Each of the Company and the Subsidiary has not taken or failed to take any action which would prejudice the obtaining of Patents, or the validity of any Patents, based on the invention disclosures or draft patent applications listed in Section 5.13(d) of the Disclosure Schedule, including, without limitation, a failure to pay all necessary or required fees.

Section 5.14          Litigation.  There are no (i) Governmental Orders against or involving the Company or the Subsidiary, the Company Intellectual Property or a Seller or (ii) Actions pending or, to the Knowledge of the Sellers, threatened in writing, against the Company  or the Subsidiary (or to the Knowledge of the Sellers, pending or threatened, against any of the officers, directors or Company Employees with respect to their business activities on behalf of the Company) or any of its assets, properties or businesses, including, without limitation, the Company Intellectual Property or that otherwise relates to or might have a Material Adverse Effect on the Company Intellectual Property or the Company or the Subsidiary (whether or not the Company or the Subsidiary are named as a party thereto).  There are no Actions pending, or, to the Knowledge of the Sellers, threatened against the Company, the Subsidiary or a Seller, or to which the Company, the Subsidiary or a Seller are otherwise a party relating to this Agreement or any other Transaction Document or the Transactions.

Section 5.15          Compliance with Laws; Permits.  The Company and the Subsidiary, respectively, each is in compliance in all material respects with all Laws applicable to it and its operations and business. The Company and the Subsidiary is not under investigation with respect to the violation of any Laws and there are no facts and circumstances which could form the basis for any such violation.  Section 5.15 of the Disclosure Schedule lists all Permits held by the Company and the Subsidiary which constitute all Permits required for the operation of the Company’s and the Subsidiary’s business, respectively, as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess would be immaterial.  The Company and the Subsidiary each is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and there are no facts or circumstances which could form the basis for any such default or violation.  There are no Actions pending or, to the Knowledge of the Sellers, threatened, relating to the suspension, revocation or modification of any of the Company Permits.  None of the Company Permits will be impaired or in any way affected by the consummation of the Transactions.

Section 5.16           Taxes.

(a)           The Company and the Subsidiary each has at all times since formation been classified as a corporation for United States federal income Tax purposes.

(b)           Neither the Company nor the Subsidiary is or has been engaged in a trade or business within the United States.

(c)           Neither Company nor the Subsidiary has or has had an office or other fixed place of business within the United States.

(d)           Neither Company nor the Subsidiary has or has had an agent (other than an agent of independent status) in the United States.

(e)           The Company and the Subsidiary are “controlled foreign corporations” for United States federal income Tax purposes.

(f)            No Shareholder was a United States citizen or resident alien for U.S. federal income Tax purposes prior to January 1, 1998.

(g)           The Company and the Subsidiary have timely filed all income and other required material Tax Returns and have paid all Taxes due for all Pre-Closing Tax Periods as shown on those Tax Returns. All income and required material Tax Returns have been prepared in good faith without negligence or misrepresentation and are complete and accurate in all respects.

(h)           Adequate reserves or accruals have been provided in the books of the Company and the Subsidiary and in their financial statements for all Taxes with respect to any period for which Tax Returns have not been filed, or for which Taxes are not yet due and owing.

(i)            Section 5.16 of the Disclosure Schedule lists the date or dates through which the income Tax Returns and other material Tax Returns of the Company and the Subsidiary have been examined, including the related Governmental Authority who conducted such examination.

(j)            Neither the Company nor the Subsidiary has been a member of an affiliated group filing a consolidated Tax Return (other than a group the parent of which was the Company).

(k)           Neither the Company nor the Subsidiary has any liability for Taxes of any Person by Law, as a transferee or successor, by contract, or otherwise.

(l)            Each of the Company and the Subsidiary has withheld and paid, or will withhold and pay, all Taxes required to have been withheld and paid on or before the Closing Date.

(m)          There is no pending or, to the Knowledge of the Sellers, threatened action or proceeding with any Governmental Authority for the assessment or collection of any Taxes, against either the Company or the Subsidiary, nor are there any audits or investigations by any taxing authority or proceedings in progress, nor has the Company or the Subsidiary received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(n)           Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement is currently in effect.

(o)           No power of attorney that is currently in force has been granted by the Company or the Subsidiary with respect to any tax matter.

(p)           There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect between the Company or the Subsidiary, or any predecessor or Affiliate thereof, and any other party under which the Company or the Subsidiary could be liable for any Taxes or other claims of any party.

(q)           The Company and the Subsidiary are adequately capitalized for purposes of any applicable Laws regarding “thin capitalization.”

(r)           There are no Liens for Taxes upon any property or asset of any of the Company or the Subsidiary.

(s)           The Demerger Transaction qualified as a tax-free spin-off pursuant to Code Sections 368(a)(1)(D) and 355.

(t)           Section 5.16 of the Disclosure Schedule sets forth the Company’s earnings and profits, as determined for U.S. federal income Tax purposes, as of December 31, 2009.

Section 5.17           Employee Matters.

(a)           Section 5.17(a) of the Disclosure Schedule sets forth a true and complete list of (i) the names, titles, annual salaries and other compensation of all current Company Employees and (ii) a summary of all Contracts or commitments of the Company or the Subsidiary currently in effect relating to current or former officers, directors, employees, independent contractors, consultants and agents, under which the Company or the Subsidiary has a past, current or unpaid future liability.

(b)           Section 5.17(b) of the Disclosure Schedule sets forth, with respect to the Company and the Subsidiary, a true and complete list organized by Person of: (i) all accrued but unpaid direct or indirect compensation (including, without limitation, wages, salaries, commissions, bonuses, directors’ fees or similar amounts) and (ii) all change of control payments or similar contingent compensation that is payable or shall become payable as a result of the Transactions (collectively, “Compensation Expenses”).

(c)           The Company and the Subsidiary has, in all material respects, complied with all applicable Laws relating to the terms and conditions of employment.

(d)           There is no action or proceeding pending or, to the Knowledge of the Sellers, threatened against or involving the Company or the Subsidiary alleging any claim relating to any current or former officers, directors, employees, independent contractors, consultants or agents or otherwise arising under any alleged employment or other service provider relationship.

Section 5.18          Employee Benefit Plans. Neither the Company nor the Subsidiary nor any respective ERISA Affiliate nor any similar person under any applicable non-U.S. Law similar to ERISA sponsors, maintains or contributes to (and neither the Company nor the Subsidiary nor any respective ERISA Affiliate nor any similar person under any applicable non-U.S. Law similar to ERISA has ever sponsored, maintained or contributed to and none of them has any future or contingent obligation to sponsor, maintain or contribute to) any Company Benefit Plan (whether U.S. or non-U.S.), including, without limitation, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code and any “multiemployer plan” as defined in Section 3(37) of ERISA for which the Company or the Subsidiary has a past, current, or unpaid future liability.

Section 5.19           Contracts.

(a)           Section 5.19 of the Disclosure Schedule sets forth a complete and accurate list of all Contracts in effect as of the Closing Date (i) (A) to which the Company or the Subsidiary is a party, (B) by which the Company or the Subsidiary or any of its respective assets or properties are or may become bound or under which the Company or the Subsidiary has, or may become subject to, any obligations or (C) under which the Company or the Subsidiary has or may acquire any right or interest and (ii) fall within any of the following categories (the “Material Contracts”):

(i)             Contracts involving the annual payment or receipt of more than One Hundred Thousand U.S. Dollars (US$100,000);

(ii)            Contracts not terminable by the Company or the Subsidiary, as applicable, without penalty upon thirty (30) days or less prior notice;

(iii)           Contracts providing for the employment, retention, bonus, severance, consulting or other service relationship with any Company Employee or any current or former officer, director, consultant or other Person requiring compensation by the Company or the Subsidiary;

(iv)          Contracts governing Indebtedness or any guarantee thereof, or the imposition of a Lien on any assets of the Company or the Subsidiary;

(v)           All material licensing agreements with third parties pursuant to which the Company or the Subsidiary grants or obtains the right to use or exploit Intellectual Property (other than agreements granting rights to use readily available commercial Software);

(vi)          All real property leases or similar agreements (including, without limitation, domicile agreements) of the Company or the Subsidiary or relating to their respective businesses;

(vii)         Contracts establishing joint ventures or partnerships constituting a portion of the Company’s or the Subsidiary’s business;

(viii)        Research and development contracts;

(ix)           Contracts between the Company or the Subsidiary and any Related Person;

(x)            Contracts relating to consulting services or information technology.

(xi)           All powers of attorney or similar Contracts involving the Company or the Subsidiary (other than powers of attorney entered into in the Ordinary Course of Business with the Company’s or the Subsidiary’s patent agents and law firms and their lawyers);

(xii)          All Contracts under which the Company or the Subsidiary agrees to indemnify any Person; and

(xiii)         Contracts that purport (whether as of the Closing Date or on a contingent basis) to (A) limit, curtail or restrict the ability of the Company or the Subsidiary to compete in any geographic area or line of business, (B) restrict the Persons to whom the Company or the Subsidiary may sell products or deliver services or require exclusive dealings, or (C) restrict the Persons with whom the Company or the Subsidiary may solicit or hire for employment.

(b)           Each Material Contract is legal, valid and binding and enforceable against the Company or the Subsidiary, as applicable, and to the Knowledge of the Sellers, against each party thereto, in each case, in accordance with the express terms thereof.  There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or the Subsidiary or, to the Knowledge of the Sellers any other party thereto.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract.  Neither the Company nor the Subsidiary has waived any of its respective material rights under any Material Contract.  Sellers have delivered to Purchaser and Parent true, correct and complete copies of all of the Material Contracts.

(c)           Except as expressly contemplated under this Agreement, neither the Company nor the Subsidiary is contemplating any modification, waiver or termination of any Material Contract.  No Material Contract is terminable or cancelable as a result of the Transactions.

(d)           There are no non-competition or non-solicitation agreements or any similar agreements or arrangements that could restrict or hinder the operations or conduct of the business of the Company or the Subsidiary or the use of its properties or assets or any “earn-out” agreements or arrangements (or any similar agreements or arrangements) to which any of the Sellers or the Company or the Subsidiary is a party or may be subject or bound (other than pursuant to the Transaction Documents).

Section 5.20          No Undisclosed Liabilities; Indebtedness.  Neither the Company nor the Subsidiary has any Liabilities (whether or not required under the Swiss Code of Obligations or Japan GAAP, respectively, to be reflected on a balance sheet or the notes thereto), other than those (i) specifically reflected in, fully reserved against or otherwise described in the Company Balance Sheet or the Subsidiary Balance Sheet, respectively, or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial to the Company and the Subsidiary.  Section 5.20 of the Disclosure Schedule sets forth a complete and accurate list of the amounts and types of all of the Company’s and the Subsidiary’s outstanding Indebtedness as of the date hereof.

Section 5.21          Insurance.  The Company has insurance policies in full force and effect (i) for such amounts as are sufficient for all requirements of Law and all Contracts to which the Company and the Subsidiary is a party or by which it is bound and (ii) which are in such amounts, with such deductibles and against such risks and losses, as is reasonable for the business, assets and properties of the Company and the Subsidiary.  Set forth in Section 5.21 of the Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or the Subsidiary setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the Transactions and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Sellers, no threat has been made to cancel any insurance policy of the Company during such period.  No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or the Subsidiary under any such insurance policies.

Section 5.22          Related Party Transactions.  Except as listed in Section 5.22 of the Disclosure Schedule (the “Listed Related Party Transactions”), no Employee, officer, director, consultant or shareholder of the Company or the Subsidiary, any Family Member of a Seller or any of their respective Affiliates (excluding solely for purposes of this Section 5.22, Purchaser or Parent or any wholly-owned subsidiaries thereof prior to the Closing) (collectively, “Related Persons”): (i) owes any amount to the Company or the Subsidiary nor does the Company or the Subsidiary owe any amount to, or has the Company or the Subsidiary committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any Contracts, other continuing transactions, business arrangements or other relationships with the Company or the Subsidiary (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or the Subsidiary, including, without limitation, any Company Intellectual Property, (iv) has any claim or cause of action against the Company or the Subsidiary, (v) has any right of contribution against the Company or the Subsidiary with respect to any breach by the Sellers of any of their respective representations, warranties, covenants or agreements contained in the Transaction Documents, or (vi) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or the Subsidiary.

Section 5.23           Foreign Corrupt Practices Act.

(a)           Neither the Sellers nor any officer, director, employee, agent (including patent agents and law firms and their lawyers acting on behalf of the Company or the Subsidiary) or representative of the Company or the Subsidiary, nor any of their respective Family Members are Foreign Officials.

(b)           The Sellers, the Company, the Subsidiary, and any of their respective officers, directors, employees, agents (including patent agents and law firms and their lawyers acting on behalf of the Sellers, the Company or the Subsidiary) or representatives, and any Family Members of such Persons, have not directly or indirectly offered or paid, or authorized such offer or payment, any money or anything of value to improperly seek to influence any Foreign Official or foreign Governmental Authority decision-making or to gain a commercial or other advantage for the Company or the Subsidiary, including, but not limited to, the approval or registration of a drug or patent.

Section 5.24          Investment Company Act.  The Company and the Subsidiary is not an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of  1940, as amended.

Section 5.25          OFAC.  Neither the Company, the Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or the Subsidiary, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Sellers will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to a joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 5.26          Environmental Matters.  The Company and the Subsidiary is in compliance with all Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.  There is no action pending or, to the Knowledge of the Sellers, threatened against the Company or the Subsidiary in respect of (1) noncompliance with any Environmental Laws, (2) the release of any Hazardous Substance, or (3) the handling, storage, use, transportation or disposal of any Hazardous Substance; and neither the Company nor the Subsidiary has received notice of any past or continuing release of any Hazardous Substance into the environment at any real property currently or previously leased or owned by the Company or the Subsidiary or any of their respective predecessors.

Section 5.27          Money Laundering Laws.  The operations of the Company and the Subsidiary have been conducted at all times in compliance with the money laundering requirements of all Governmental Authorities and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

Section 5.28          Complete Disclosure.  Each Seller has not failed to disclose to Purchaser and Parent any facts material to the business, results of operations, assets, Liabilities, financial condition or prospects of the Company or the Subsidiary.  No representation or warranty by Sellers contained in the Transaction Documents, and no statement contained in any document (including financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by the Sellers or the Company to Purchaser or Parent or any of its representatives pursuant to the provisions hereof or in connection with the Transaction Documents or the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading, except where such untrue statement or omission would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent hereby represent and warrant to the Sellers, jointly and severally, as set forth below:

Section 6.1            Organization and Good Standing.  Parent has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.  Purchaser is duly incorporated, organized and validly existing under the laws of Luxembourg.   Each of Purchaser and Parent has all necessary corporate power and authority to carry on its business as such business is now being conducted.  Each of Purchaser and Parent is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the ability of Purchaser and Parent to consummate the Transactions.

Section 6.2            Power and Authority; Enforceability.  Each of Purchaser and Parent has full corporate power and authority to execute and perform the Transaction Documents.  The Transaction Documents have been duly executed and delivered by Purchaser and Parent and constitute a legal, valid and binding agreement of Purchaser and Parent, respectively, enforceable against Purchaser and Parent in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 6.3            No Governmental Authorization or Consents Required.  No material consent, authorization, order or approval of, or filing or registration with, any Governmental Authority or other Person is required for or in connection with the execution and delivery by Purchaser of the Transaction Documents and the consummation by Purchaser or Parent of the Transactions.

Section 6.4            No Defaults or Conflicts. The execution and delivery of the Transaction Documents by Purchaser and Parent, the performance by Purchaser and Parent under the Transaction Documents and the consummation of the Transactions will not result in a breach or violation of, or a default under, or conflict with Purchaser’s Articles of Association, as amended, or Parent’s Certificate of Incorporation, as amended, or Bylaws, as amended.

Section 6.5            No Legal Proceedings. There are no (i) Governmental Orders against or involving Purchaser or Parent or any respective wholly-owned subsidiary or (ii) Actions pending or, to the knowledge of Purchaser or Parent, threatened in writing, against or involving Purchaser or Parent that in any manner challenges or seeks to prevent, enjoin or materially delay the Transactions.

Section 6.6            Solvency.  Assuming the accuracy of the Sellers’ representations and warranties under this Agreement (without giving effect to any materiality, Material Adverse Effect, knowledge, Ordinary Course of Business or monetary qualification), immediately after the consummation of the Transactions (it being understood that this representation and warranty is not being made with respect to periods prior to or following the Closing Date), (a) the aggregate fair value of the assets of Purchaser and Parent will exceed their aggregate Indebtedness and other Liabilities, subordinated, contingent or otherwise (as determined on a consolidated basis), (b) the aggregate present fair saleable value of the property of Purchaser and Parent will be greater than the aggregate amount that will be required to pay their probable obligations of Indebtedness and other Liabilities, subordinated, contingent or otherwise, as such Indebtedness and other Liabilities become absolute and matured (as determined on a consolidated basis), and (c) Purchaser and Parent will be able to pay their respective Indebtedness and other Liabilities, subordinated, contingent or otherwise, as such Indebtedness and other Liabilities become absolute and matured.

Section 6.7             Securities Law Representations.

(a)           Purchaser is acquiring the Shares in good faith solely for its own account with the present intention of holding the Shares for purposes of investment, and Purchaser is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof, in whole or in part, or as an underwriter or conduit to other beneficial owners or subsequent purchasers.

(b)           Purchaser acknowledges and understands that the Shares have not been registered under the Securities Act or qualified under the securities or “blue sky” Laws of applicable states in reliance upon exemptions from registration or qualification thereunder and the Shares may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the Securities Act and such Laws and the Company’s Articles of Association.

Section 6.8             No Broker.  No broker, finder or similar intermediary has acted for, or on behalf of, Purchaser or Parent in connection with this Agreement or the Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser or Parent with the exception of Houlihan Lokey, the fees of which shall be paid by Parent.

ARTICLE VII
CERTAIN AGREEMENTS

Section 7.1            Further Assurances.  Upon the reasonable request of Purchaser or Parent, the Sellers will on and after the Closing Date execute and deliver to Purchaser or Parent, as applicable, such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Shares transferred on the Closing Date, and to otherwise carry out the purposes of this Agreement. Similarly, each party agrees to take all further actions, execute all further documents and make all such payments reasonably necessary to effectuate the terms and intent of this Agreement.  Without limiting the foregoing, the Sellers and Purchaser and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with or notification to, any Governmental Authority is required in connection with the consummation of the Transactions, (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, and (iii) at Purchaser’s or Parent’s request, to execute documents and provide information as is reasonably necessary to obtain and perfect the Company Intellectual Property, and rights related thereto, including but not limited to continuing patent applications, assignments, extensions, oppositions, reissues, reexaminations, trademark applications or oppositions, and assignments of rights.

Section 7.2             Public Filings; Publicity.

(a)           The Sellers consent to and authorize the publication and disclosure by Purchaser and Parent of the Sellers’ identity and the nature of the Sellers’ commitments, arrangements and understandings under the Transaction Documents (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Purchaser or Parent reasonably determines is required to be disclosed by Law in any press release, any Current Report on Form 8-K, any filings with the U.S. Securities and Exchange Commission or any filings with or notices to any Governmental Authority in connection with the Transaction Documents.  The Sellers agree to promptly notify Purchaser and Parent of any required corrections with respect to any information supplied by a Seller specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

(b)           None of the parties hereto will issue any press release or make any other public statement not otherwise contemplated in this Section 7.2, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties, except as may be required by Law.

Section 7.3            Business Records.  After the Closing, Purchaser will afford the Sellers and their attorneys, accountants, officers and other representatives upon reasonable prior notice, reasonable access, during normal business hours, to the books and records of the Company as the same existed prior to Closing (and will permit such Persons to examine and copy such books and records to the extent reasonably requested by such Person); provided, however, that, subject to Section 7.4 with respect to certain Tax matters, the Sellers shall only be entitled to access such books and records in connection with:

(i)            the performance of the Sellers’ covenants and agreements contained in this Agreement;

(ii)            legal proceedings, interrogatories, subpoenas, civil investigative demands or similar processes relating to the Company prior to the Closing Date;

(iii)          the preparation of the Final Company Closing Balance Sheet and the Final Subsidiary Closing Balance Sheet; or

(iv)          any other purpose for which the Sellers have obtained prior written consent of Purchaser.

Section 7.4             Tax Matters.

(a)           Each party to this Agreement shall provide the other parties with such assistance as may be reasonably requested by such party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes, and shall retain and provide the other parties with any records or information which may be relevant to such Tax Return, audit, examination, proceedings or determination (but only to the extent he, she or it had possession of such records or other information immediately after the Closing).  Such assistance shall include the Sellers being available and the parties making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules.  The party requesting assistance hereunder shall reimburse the other parties for reasonable out-of-pocket expenses incurred in providing such assistance.  Without limiting the provision of this Section 7.4 Purchaser agrees that it shall retain, until the seventh (7th) anniversary of the Closing Date, copies of all Tax Returns, work schedules and other records or information which Purchaser, the Company or the Subsidiary possess and which may be relevant to such Tax Returns of the Company and the Subsidiary for all Pre-Closing Tax Periods.

(b)           Promptly after receipt by Purchaser, Parent, the Company or the Subsidiary of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment relating to Taxes of the Company or the Subsidiary by any Governmental Authority, Purchaser will promptly notify the Sellers in writing of the receipt of such notice.  Such notice from Purchaser will contain factual information describing the assertion by such Governmental Authority in reasonable detail and will include copies of the notice received from such Governmental Authority.  Purchaser or Parent will control any audit, administrative or court proceeding relating to any Taxes of the Company or the Subsidiary, provided that if such audit or other proceeding relates to an issue as to which the Sellers might be obligated to indemnify the Company, the Subsidiary or any other Purchaser Indemnified Party, the Sellers shall be permitted, at their expense, to be present at any meetings regarding such audit or other proceeding and to provide input and advice to Purchaser, Parent, the Company, the Subsidiary and their counsel regarding such audit or proceeding.  Purchaser and Parent will not be able to settle, either administratively or after the commencement of litigation, any claim for Taxes that would adversely affect the liability for Taxes of the Sellers without the written consent of the Sellers, which consent shall not be unreasonably withheld, unless the Seller makes adequate provision to the satisfaction of Purchaser and Parent to indemnify the Purchaser Indemnified Parties against the effects of any such settlement.

(c)           Purchaser and Parent agrees, without the prior written consent of the Shareholders in each case, (i) not to make a Section 338(g) election with respect to the Transactions and (ii) not to cause the Company to distribute a dividend until after December 31, 2010.

(d)           Within thirty (30) days of the Closing Date, the Sellers shall deliver to Purchaser and Parent a supplement to Section 5.16 of the Disclosure Schedule that sets forth (i)  the Subsidiary’s earnings and profits, as determined for U.S. federal income Tax purposes, as of December 31, 2009 and (ii) the Company’s and the Subsidiary’s earnings and profits, as determined for U.S. federal income Tax purposes, as of September 30, 2010.

Section 7.5            SELLER RELEASE.  EFFECTIVE AS OF THE CLOSING, EACH SELLER DOES FOR ITSELF, HIMSELF OR HERSELF, AND THEIR RESPECTIVE AFFILIATES, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY (EACH, A “RELEASING PARTY”), RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY AND THE SUBSIDIARY AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS.  “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, ARISING ON OR PRIOR TO THE CLOSING DATE, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, (A) WITH RESPECT TO ANY CONTRACTS BETWEEN THE COMPANY OR THE SUBSIDIARY, ON THE ONE HAND, AND A RELEASING PARTY, ON THE OTHER, INCLUDING, WITHOUT LIMITATION, THE PATENT ACCESS AGREEMENT, THE TAL AGREEMENT, AND THE 2007 COVENANTS AGREEMENT AND (B) AS A SHAREHOLDER OFFICER, DIRECTOR, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE COMPANY OR THE SUBSIDIARY, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR THE SUBSIDIARY OR THEIR RESPECTIVE AFFAIRS ON OR BEFORE THE CLOSING DATE; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT PURSUANT TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS, ANY RIGHTS UNDER ANY DIRECTOR AND OFFICER FIDUCIARY AND LIABILITY INSURANCE POLICIES, ANY RIGHTS UNDER EARNED BUT UNPAID COMPENSATION AND BENEFITS PROVIDED UNDER ANY COMPANY BENEFIT PLAN IN ACCORDANCE WITH THEIR TERMS OR ANY RIGHTS OF KUNO UNDER THE KUNO EMPLOYMENT AGREEMENT.  IT IS THE INTENTION OF THE SELLERS IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR UNDER THIS AGREEMENT, THAT THE RELEASE CONTAINED IN THIS SECTION 7.5 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS.  NOTWITHSTANDING ANYTHING HEREIN OR OTHERWISE TO THE CONTRARY, THE RELEASE CONTAINED IN THIS SECTION 7.5 WILL NOT BE EFFECTIVE SO AS TO BENEFIT A PARTICULAR RELEASED PARTY IN CONNECTION WITH ANY MATTER OR EVENT THAT WOULD OTHERWISE CONSTITUTE A RELEASED MATTER, BUT INVOLVED FRAUD OR THE BREACH OF ANY APPLICABLE LAW ON THE PART OF SUCH RELEASED PARTY.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 7.5 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 7.5, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.  EACH SELLING PARTY HEREBY REPRESENTS AND WARRANTS THAT HE HAS NOT KNOWINGLY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS.

Section 7.6            Confidentiality.  The Sellers acknowledge and agree that from and after the Closing Date each Seller shall keep confidential any and all information (whether in oral or written form, electronically stored or otherwise) (i) that is related in any way to the Company, the Subsidiary, Purchaser or Parent (or any of Parent’s Affiliates) or (ii) received from another party that is related to this Agreement or any of the other Transaction Documents or the Transactions (collectively, “Confidential Information”); provided that any Confidential Information that (i) was or becomes generally available to the public other than as a result of a disclosure by the party receiving such Confidential Information in violation of this Agreement, (ii) was or becomes available to a party on a non-confidential basis from a source other than the party disclosing such Confidential Information or its representatives; provided, further, that such source was not known to such Seller to be bound by any agreement or obligation to keep such information confidential, or (iii) was independently developed by the party receiving such Confidential Information or its representatives without reference to any Confidential Information, shall not be subject to the restrictions contained in this Section 7.6.  In the event that a Seller is required by Law to disclose any Confidential Information, such Seller shall provide Purchaser and Parent with prompt written notice, unless notice is prohibited by Law, of any such request or requirement so that Purchaser and Parent may seek a protective order or other appropriate remedy.  If, failing the entry of a protective order (which the party required to disclose will use its commercially reasonable efforts to obtain), the Seller required to disclose the Confidential Information is, upon the advice of its counsel, compelled to disclose such Confidential Information, such Seller may disclose that portion of the Confidential Information that counsel advises that such Seller is compelled to disclose and will exercise commercially reasonable efforts to obtain assurance to the extent possible that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed.  In any event, any Seller required to disclose the Confidential Information will use its commercially reasonable efforts to, and will not oppose action by Purchaser or Parent to, obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

Section 7.7             Name Change.  The Sellers shall, within ninety (90) days of the Closing Date, cause Sucampo AG USA, Inc., a Delaware corporation wholly-owned by Ueno, to change its name to a name that does not use “Sucampo” or any variation thereof.

Section 7.8             Parent Guarantee.  By its execution and delivery of this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to and for the benefit of the Sellers the full and faithful performance of Purchaser’s obligations under this Agreement and the other Transaction Documents; provided, however, notwithstanding the foregoing, the Sellers hereby agree that the Sellers shall only make demand upon and/or seek payment by Parent after having provided Purchaser and Parent with written notice of Purchaser’s default in performance.  For the avoidance of any doubt, any disputes under this Section 7.8 shall be subject to the dispute resolution provisions in Section 9.3  and also Section 9.2.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

Section 8.1            Survival of Representations.  The representations and warranties made in this Agreement or any certificate delivered pursuant hereto or thereto shall survive the Closing through and including the two (2) year anniversary of the Closing Date; provided, however, that the representations and warranties (a) set forth in Sections 4.1 (Authorization), 4.2 (Title to Shares), 4.3 (Good Title Conveyed), 5.1 (Corporate Existence of the Company), 5.2 (Corporate Existence of the Subsidiary; Ownership with Respect to the Subsidiary), 5.3 (Power and Authority), 5.6 (Capitalization), 5.7 (No Broker), 5.22 (Related Party Transactions), 6.1 (Organizational and Good Standing), 6.2 (Power and Authority) and 6.8 (No Broker), shall survive the Closing indefinitely, and (b) set forth in Sections 5.13 (Intellectual Property), 5.16 (Taxes), 5.18 (Employee Benefit Plans) and 5.26 (Environmental Matters (collectively, (a) and (b), the “Specified Representations”) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (including extensions thereof) with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any claims of a breach of any such surviving representation or warranty made in good faith in writing and received by an Indemnifying Party prior to such termination date will survive such date to the extent of the facts alleged in such claim.  The parties hereto specifically intend that the statutory statutes of limitations applicable to the respective representations and warranties be superseded and replaced by the Survival Period contained herein.  The covenants and agreements contained in the Transaction Documents to be performed or complied with on or after the Closing Date (other than the covenant and agreement to indemnify against breaches of certain representations and warranties, which will survive only until the expiration of the underlying representation and warranty) will survive indefinitely the execution and delivery of the Transaction Documents, the Closing and the consummation of the Transactions.

Section 8.2            Indemnification by the Sellers.  Each Seller will jointly and severally indemnify, hold harmless and defend Purchaser and Parent, their subsidiaries and their respective Affiliates, officers, directors, employees and agents excluding, for purposes of this Article VIII only, the Sellers in any such capacity with Parent or any of its Affiliates (the “Purchaser Indemnified Parties”) against, and hold them harmless from, any loss, liability, assessment, judgment, award, fine, penalty, obligation, damage, claim, Action, cause of action, interest or expense (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees) actually suffered or paid (including, in the case of a Third-Party Claim, consequential, incidental, exemplary, putative or similar damages) (“Damages”), whether or not involving a Third-Party Claim, sustained or incurred by such Purchaser Indemnified Parties (i) based upon, attributable to or resulting from the breach (or solely in the case of a Third-Party Claim, alleged breach) or failure of or inaccuracy in any of the representations or warranties made by the Sellers in the Transaction Documents (without giving effect to any materiality or Material Adverse Effect qualifiers contained in such representations or warranties), (ii) based upon, attributable to or resulting from the breach (or solely in the case of a Third-Party Claim, alleged breach) of any covenant, obligation or other agreement on the part of any Seller or under the Transaction Documents or the failure by a Seller to comply with any such covenant, obligation or agreement, (iii) any Selling Expenses, (iv) arising out of, based upon or relating to the  Demerger Transaction (including, without limitation, in connection with the ability to transfer Contracts), (v) arising out of, based upon or relating to the Keio University Fund or any obligations relating thereto, (vi) any Compensation Expenses, and (vii) any fraud or intentional misrepresentation by a Seller or any of their respective Affiliates.  Notwithstanding anything to the contrary herein, the Sellers shall not be required to indemnify Parent for any U.S. federal income Taxes solely attributable to a Final Determination by the IRS that Purchaser is not respected as the purchaser of the Company for U.S. federal income Tax purposes.

Section 8.3            Indemnification by Parent and Purchaser.  Parent and Purchaser will jointly and severally indemnify the Sellers and their respective agents (the “Seller Indemnified Parties”), against, and hold them harmless from, any Damages sustained or incurred by such Seller Indemnified Parties arising from (i) any breach (or solely in the case of a Third-Party Claim, alleged breach) of a representation of warranty of Purchaser or Parent in the Transaction Documents (without giving effect to any materiality or Material Adverse Effect qualifiers contained in such representations or warranties), (ii) any breach (or solely in the case of a Third-Party Claim, alleged breach) of covenant or agreement made or to be performed by Purchaser or Parent in the Transaction Documents and (iii) arising or relating to the imposition of additional U.S. Taxes on the Sellers in connection with the sale of the Shares (which additional Taxes are solely attributable to the fact that Purchaser is not a corporation organized under the laws of the United States and would not be imposed if Parent was in fact the purchaser of the Shares).

Section 8.4             Limits on Indemnification.

(a)           The Sellers shall only be liable to a Purchaser Indemnified Party in respect of any Damages pursuant to clause (i) of Section 8.2 of this Agreement only when the aggregate amount of all such Damages to which all Purchaser Indemnified Parties are entitled to indemnification from the Sellers hereunder exceed Four Hundred Thousand U.S. Dollars ($400,000) (the “Basket”) and, in such event, the Sellers shall be required to pay the entire amount of all such Damages; provided, however, that the obligation of the Sellers to indemnify any Purchaser Indemnified Party in respect of any Damages resulting from a breach of any Specified Representation shall not be subject to the Basket.  The aggregate liability of the Sellers for Damages to which all Purchaser Indemnified Parties are entitled to indemnification from the Sellers pursuant to clause (i) of Section 8.2 of this Agreement (i) in respect of Damages resulting from a breach of any representations and warranties that are not Specified Representations will be limited to Twenty Million U.S. Dollars ($20,000,000) (the “Ceiling”) and (ii) in respect of Damages resulting from a breach of any Specified Representations will be limited to the Purchase Price, as adjusted pursuant to Sections 2.4 and 2.5.

(b)           Parent and Purchaser shall only be liable to a Seller Indemnified Party in respect of any Damages pursuant to clause (i) of Section 8.3 of this Agreement only when the aggregate amount of all such Damages to which all Seller Indemnified Parties are entitled to indemnification from Parent or Purchaser hereunder exceed the Basket and, in such event, Parent and Purchaser shall be required to pay the entire amount of all such Damages; provided, however, that the obligation of Parent to indemnify any Seller Indemnified Party in respect of any Damages resulting from a breach of any Specified Representation shall not be subject to the Basket.  The aggregate liability of Parent and Purchaser for Damages to which all Seller Indemnified Parties are entitled to indemnification from Parent and Purchaser pursuant to clause (i) of Section 8.3 of this Agreement (i) in respect of Damages resulting from a breach of any representations and warranties that are not Specified Representations will be limited to the Ceiling and (ii) in respect of Damages resulting from a breach of any Specified Representations will be limited to the Purchase Price, as adjusted pursuant to Sections 2.4 and 2.5

(c)           Notwithstanding anything to the contrary in this Section 8.4, the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties to seek indemnification hereunder for any Damages due to, resulting from or arising out of any Third-Party Claims, fraud, intentional misconduct or intentional misrepresentation by an Indemnifying Party shall not be subject to the respective Basket and Ceiling.

(d)           The Purchaser Indemnified Parties’ right to indemnity shall in no way be limited by (i) any inspection, survey, audit and access to the Company’s books and records which Purchaser or Parent may directly or through its representatives have conducted prior to the Closing Date; or (ii) knowledge that Purchaser or Parent may have as of the Closing Date of the existence of facts, events, omissions or documents which may be in breach of the Sellers’ representations and warranties or in any event give rise to a Sellers’ indemnification commitment.  The Seller Indemnified Parties’ right to indemnity shall in no way be limited by any knowledge that any of the Sellers may have as of the Closing Date of the existence of facts, events, omissions or documents which may be in breach of the Purchaser’s or Parent’s representations and warranties representatives or in any event give rise to a Purchaser’s or Parent’s indemnification commitment.

(e)           In no event shall an Indemnifying Party be liable more than once for the same matter under different representations or warranties contained in this Agreement.  The amount of any Damages for which indemnification is provided under this Article VIII shall be (i) net of any insurance amounts actually recovered; provided that, no Indemnified Party shall have any obligation to seek or pursue any insurance recoveries (and may terminate, delay or abandon its seeking or pursuit of any such insurance at any time in its sole discretion), and (ii) either reduced by the amount of the net Tax benefit actually realized by the Indemnified Party by reason of such Damages or increased by the amount of any tax detriment actually realized by the Indemnified Party by reason of such Damages.

(f)           The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements (except to the extent, if any, otherwise expressly provided in such waiver).

Section 8.5             Procedure for Indemnification.

(a)           Any party seeking indemnification under this Article VIII (an “Indemnified Party”) will give each party from whom indemnification is being sought (or in the case of a Purchaser Indemnified Party to the Principals on behalf of the Sellers) (each, an “Indemnifying Party”) notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or any Ancillary Agreement in respect of which such right of indemnification is claimed or arises.

(b)           The obligations of an Indemnifying Party under this Article VIII with respect to Damages arising from any claims of any third party which are subject to the indemnification provided for in this Article VIII (collectively, “Third-Party Claims”) will be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party receives, after the Closing Date, initial notice of any Third-Party Claim, the Indemnified Party will give the Indemnifying Party notice of such Third-Party Claim within such time frame as necessary to allow for a timely response and in any event within 30 calendar days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such timely notice will not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.  The Indemnifying Party will be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 calendar days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnified Party may participate in such defense through counsel chosen by it at the expense of the Indemnified Party; provided, further, that if the Indemnified Party has been advised by outside counsel that the representation of the Indemnified Party by the Indemnifying Party’s counsel is likely to present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  Notwithstanding anything in this Section 8.5 to the contrary, the Indemnifying Party may not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), settle or compromise any Third-Party Claim  or consent to the entry of any judgment unless such settlement, compromise or judgment (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against the Indemnified Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and (iii) completely, finally and unconditionally releases the Indemnified Party in connection with such claim and would not otherwise adversely affect the Indemnified Party.  So long as the Indemnifying Party is contesting any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld or delayed.  If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement (after giving prior written notice of its intention to do so to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, provided that such consent shall not be required if the Indemnifying Party assumed the defense of a Third-Party Claim but failed to contest such Third-Party Claim in good faith) or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith.  The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

Section 8.6            Certain Indemnity Matters.  For purposes of calculating Damages hereunder with respect to determining whether the Damages exceed the Basket for purposes of Section 8.4, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

Section 8.7            Set-Off.  Without otherwise limiting the remedies available under the Transaction Documents, Parent and Purchaser may elect, in their sole discretion, to set-off against any amounts owed under the Notes and/or against the Additional Purchase Payment any amounts payable to the Purchaser Indemnified Parties for any Damages for which the Purchaser Indemnified Parties is entitled to indemnification pursuant to this Article VIII in accordance with the terms of Sections 8.7(a) and 8.7(b), respectively.

(a)           If Parent or Purchaser elects to exercise its set-off rights hereunder against the Notes, Parent and Purchaser shall give the Principals written notice of such election (“Set-Off Notice”), which Set-Off Notice shall include the amount proposed to be set-off against the Notes and shall set forth, in reasonable detail, the basis of the Damages and the circumstances giving rise to the alleged entitlement to such set-off.  The parties shall treat any Set-Off Notice with respect to the Notes as if it were a notice of a claim pursuant to Section 8.5(a) hereof, subject to the further terms of this Section 8.7(a).  The Principals shall have ten (10) Business Days from the date of the related Set-Off Notice to provide a written notice to Parent and Purchaser of any objection to the proposed set-off against the Notes outlined in the applicable Set-Off Notice.  In the event that the Principals provide a timely written objection to the exercise of the proposed set-off in accordance with this Section 8.7(a), such proposed set-off shall be subject to the terms of Section 3(b) of the Notes.  In the event the Principals do not provide a timely written objection to the proposed set-off in accordance with this Section 8.7(a), the proposed set-off shall be deemed to have been accepted by the Principals and shall be completed in accordance with Section 3(a) of the Notes.

(b)           If Parent or Purchaser elects to exercise its set-off rights hereunder against the Additional Purchase Payment, Parent and Purchaser shall give the Principals a Set-Off Notice, which Set-Off Notice shall include the amount proposed to be set-off against the Additional Purchase Payment and shall set forth, in reasonable detail, the basis of the Damages and the circumstances giving rise to the alleged entitlement to such set-off.  The parties shall treat any Set-Off Notice with respect to the Additional Purchase Payment as if it were a notice of a direct claim pursuant to Section 8.5(a) hereof, subject to the further terms of this Section 8.7(b).  The Principals shall have ten (10) Business Days from the date of the related Set-Off Notice to provide a written notice to Parent and Purchaser of any objection to the proposed set-off against the Additional Purchase Payment outlined in the applicable Set-Off Notice.  In the event that the Principals provide a timely written objection to the exercise of the proposed set-off in accordance with this Section 8.7(b), then, until such time that Parent’s or Purchaser’s claim for indemnification has been finally resolved in accordance with this Article VIII, the portion of the Additional Purchase Payment subject to the proposed set-off under the related Set-Off Notice shall be deposited by Parent or Purchaser into an escrow account maintained at an institution mutually acceptable to the Sellers and Parent or Purchaser pursuant to an escrow agreement in form and substance mutually acceptable to such parties. In the event of such a dispute and Parent or an Affiliate thereof has received the Company Arbitration Proceeds, Parent or Purchaser shall (i) deposit the portion of the Additional Purchase Payment subject to a proposed set-off in such escrow account no later than the date that such amounts would otherwise be payable to the Sellers in accordance with Section 2.5(b) hereof and (ii) pay to the Sellers any portion of the Additional Purchase Payment not subject to a Set-Off Notice in accordance with Section 2.5(b) hereof.  Upon resolution of such dispute, the escrowed principal, together with all interest or other earnings (if any) on such escrowed funds shall be disbursed from escrow and paid to the Sellers and/or Parent or Purchaser, as applicable, in accordance with the determination of such dispute.  In the event the Principals do not object to the proposed set-off in accordance with this Section 8.7(b), the proposed set-off shall be deemed to have been accepted by the Principals and Purchaser’s obligation to pay the Additional Purchase Payment to the Sellers in accordance with Section 2.5(b) hereof shall be reduced by the amount equal to the amount proposed to be set-off in the related Set-Off Notice.

Section 8.8            Treatment of Indemnity Payments.  The parties agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all purposes, including with respect to income Taxes.

ARTICLE IX
MISCELLANEOUS

Section 9.1            Expenses.  All fees and expenses incurred in connection with this Agreement and the Transactions by Purchaser and Parent shall be paid by Purchaser and Parent, and, except as provided in Section 3.2(b)(i), all fees and expenses incurred in connection with this Agreement and the Transactions by the Sellers shall be paid by the Sellers (or, prior to the Closing, by the Company on behalf of the Sellers).

Section 9.2            Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York without giving effect to any conflict of law provisions thereof.

Section 9.3             Dispute Resolution.

(a)           The parties to this Agreement shall act in good faith and use commercially reasonable efforts to resolve, within thirty (30) days after written notice thereof, any claim, action, dispute, controversy or disagreement (each a “Dispute”) between the parties or any of their respective successors and assigns under or related to the Transaction Documents and the Transactions.  The party bringing any Dispute shall give to the other party a statement setting forth in reasonable detail the nature of the claims involved in such Dispute, the amount involved, if any, and the remedy sought.  No party hereto shall seek, nor shall be entitled to seek, binding outside resolution of the Dispute unless and until the parties have been unable to amicably resolve the dispute as set forth in this Section 9.3(a) and then, only in compliance with the procedures set forth in this Section 9.3; provided, however, that notwithstanding anything to the contrary in this Section 9.3, nothing herein shall limit or restrict the parties from seeking equitable or other judicial relief to enforce the provisions under this Agreement, the Non-Competition Agreement or any of the other Transaction Documents or to preserve the status quo pending resolution of the Dispute.

(b)           If the parties are unable to resolve the Dispute within such 30-day period, prior to the commencement of arbitration in accordance with Section 9.3(c) the Sellers or Purchaser and Parent may provide a written notice to such other party (a “Mediation Notice”) requesting the Dispute be submitted to non-binding mediation.  The parties shall promptly, following the date of such Mediation Notice, engage in non-binding mediation of the Dispute with an independent and neutral mediator reasonably acceptable to the Sellers and Purchaser and Parent.  Such mediation shall be conducted by the American Arbitration Association (“AAA”) in the County of New York, State of New York and shall be initiated and conducted in accordance with the Commercial Mediation Procedures of the AAA, as such rules shall be in effect on the date of delivery of a Mediation Notice, except to the extent that such rules are inconsistent with the provisions set forth herein. The fees and expenses of the mediator shall be borne equally by the parties (i.e., 50% the Sellers and 50% Purchaser and Parent).  Each party shall otherwise be responsible for their respective fees and expenses in connection with such mediation.  Unless otherwise mutually agreed by the parties, if the parties are unable to resolve the Dispute through mediation within sixty (60) days of the date of the Mediation Notice, such mediation or rights to proceed with mediation, as applicable, with respect to such Dispute shall terminate and such Dispute shall thereafter be subject to arbitration in accordance with this Section 9.3.

(c)           Any Dispute not resolved by amicable resolution in accordance with Sections 9.3(a) or mediation in accordance with 9.3(b) shall thereafter be governed exclusively and finally by arbitration.  Such arbitration shall be conducted by AAA in the County of New York, State of New York and shall be initiated and conducted in accordance with the Commercial Arbitration Rules of the AAA (“Commercial Rules”), as such rules shall be in effect on the date of delivery of a demand for arbitration (“Demand”), except to the extent that such rules are inconsistent with the provisions set forth herein.

(d)           The arbitration shall be conducted by a single arbitrator (the “Arbitrator”) to be mutually selected by, and agreeable to, the parties.  If the parties are unable to agree on the Arbitrator within forty-five (45) days of the date of a Demand, then the parties agree that an Arbitrator shall be designated by the AAA.  In any event, the Arbitrator shall be independent (not a party to this Agreement, nor a lawyer of a party to this Agreement, nor a related party of a party to this Agreement or Affiliate of a related party) without any economic or financial interest of any kind in the outcome of the arbitration.  The Arbitrator shall have excellent academic and professional credentials and have practiced law for at least fifteen (15) years and shall have in-depth knowledge of corporate and commercial matters and will be knowledgeable regarding the relevant business.

(e)           Any award by the Arbitrator shall be accompanied by a written opinion setting forth the findings of fact and conclusions of Law relied upon in reaching the decision.  The award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment upon such award may be entered as an order in any court of competent jurisdiction.  The parties agree to submit to the jurisdiction of any such court for purposes of the enforcement of any such order.  The parties agree that the existence, conduct and content of any arbitration shall be kept confidential and no party shall disclose to any Person any information about such arbitration, except as may be required by Law or by any Governmental Authority.

(f)           Each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such party’s case (collectively, “Attorneys’ Fees”).  The remaining costs of the arbitration, including without limitation, fees of the Arbitrator, costs of records or transcripts and administrative fees (collectively, “Arbitration Costs”) shall be borne equally by the parties (i.e., 50% the Sellers and 50% Purchaser and Parent).  Notwithstanding the foregoing, the Arbitrator may modify the allocation of Arbitration Costs and award Attorneys’ Fees in those cases where fairness dictates a different allocation of Arbitration Costs between the parties and an award of Attorneys’ Fees to the prevailing party as determined by the Arbitrator.

(g)           The Arbitrator shall not be empowered to award punitive, consequential, incidental or exemplary damages except to the extent constituting indemnification obligations resulting from Third-Party Claims subject to Section 8.5.

(h)           The provisions of this Agreement will be binding on the Arbitrator.

Section 9.4            Remedies; Specific Performance.  The parties hereto acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at Law, in equity or, after the Closing, as provided in this Agreement, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement and appropriate injunctive relief may be applied for and granted in connection therewith, in each case, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any state thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law.  No remedy shall be exclusive of any other remedy.  All available remedies shall be cumulative.

Section 9.5             Notices.  Any notice or other communications required or permitted hereunder will be sufficiently given if delivered in person, transmitted via facsimile (but only if followed by transmittal by recognized overnight courier or hand delivery), or sent by registered or certified mail, postage prepaid, or recognized overnight courier service addressed as follows:

(a) If to Purchaser or Parent:	Sucampo Pharmaceuticals, Inc.
4520 East West Highway, Third Floor
Bethesda, MD 20814
Attention: Thomas J. Knapp, Esq., General Counsel
Tel: (240) 223-3627
Fax: (240) 209-0727

with a copy to:	Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, CA 90064
Attention: Gordon M. Bava, Esq.

David M. Grinberg, Esq.
Tel: (310) 312-4000
Fax: (310) 312-4224

(b) If to the Shareholders:	Ryuji Ueno Revocable Trust/Sachiko Kuno Revocable Trust
24687 Yacht Club Road
St. Michaels, MD 20854

each with a copy to:	Dorsey & Whitney LLP
Suite 1500, 50 South Sixth Street
Minneapolis, MN 55402-1498
Attention: William Berens, Esq.
Tel: 612.340.2621
Fax: 612.340.8827

(c)	If to the Principals:	Dr. Ryuji Ueno/Dr. Sachiko Kuno
7501 Wisconsin Avenue, Suite 600
Bethesda, MD 20814
Tel: (301) 941-8111
Fax: (301) 961-3076

with a copy to:	McGuireWoods LLP
2001 K Street, N.W., Suite 400
Washington, DC 20006-1040
Attention: Douglas W. Charnas, Esq.
Tel: (202) 857-1757
Fax: (202) 828-2980

or such other address or number as will be furnished in writing by any such person, and such notice or communication will be deemed to have been given (a) as of the date so personally delivered or transmitted via facsimile, (b) on the third Business Day after the mailing thereof or (c) on the first Business Day after delivery by recognized overnight courier service.

Section 9.6            Entire Agreement; Amendment.  This Agreement, including the Exhibits, Schedules, the Disclosure Schedule and other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter (including, without limitation, the Term Sheet, dated November 18, 2010, among Parent, the Company and the Shareholders).  This Agreement may not be amended except by a written instrument executed by the parties hereto.

Section 9.7            Assignment.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that, Purchaser and Parent may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Parent or to successors to its business, whether by sale of stock, sale of assets, merger, consolidation, or otherwise.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The covenant prohibiting assignment in the Notes shall not be affected by this Section 9.7.

Section 9.8            Interpretation.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Paragraph, Exhibits and Schedule references are to the Articles, Sections, Paragraphs, Exhibits and Schedules of this Agreement unless otherwise specified.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood be followed by the words “without limitation.”  The words describing the singular will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.  The phrase “made available” in this Agreement will mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.9             Certain Definitions.  For purposes of this Agreement:

(a)           “Action” means any lawsuit, claim, charge, suit or judicial or legal proceeding, arbitration or investigation.

(b)           “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(c)           “Ancillary Agreements” means the Notes, the Deeds of Assignment, the Non-Competition Agreement, the 2007 Covenants Termination Agreement, and any other certificate or document required to be delivered by the Sellers at the Closing.

(d)           “Business Day” means any day other than a Saturday, Sunday or other than a day on which banks are closed in New York, New York, USA, or Zurich, Switzerland.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

(e)           “Closing Cash Consideration” means an amount equal to Thirty Million U.S. Dollars (US$30,000,000) less one-half (1/2) of the Net Asset Value Reduction Amount.

(f)           “Code” means the United States Internal Revenue Code of 1986, as amended.

(g)           “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each other plan, policy, program, practice, agreement, understanding or arrangement, in each case, providing compensation or other benefits, including bonuses, incentive compensation, equity or equity-based compensation, deferred compensation, pension, welfare benefit, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, dental, vision, medical insurance, life insurance or tuition reimbursement or scholarship, to any current or former (U.S. or non-U.S.) officer, director, employee, consultant or contractor of the Company or the Subsidiary.

(h)           “Company Employees” means any employees of the Company or the Subsidiary.

(i)            “Company Intellectual Property” means all Intellectual Property in, arising out of, or associated with the conduct of the Company’s or the Subsidiary’s business, respectively, that is owned by the Company or the Subsidiary.

(j)            “Contracts” means all contracts, agreements, commitments, purchase orders, leases, licenses and arrangements, whether written or oral.

(k)           “Demerger Transaction” means the spin-off of all non-prostone-related activities from the Company into the new Swiss AG “RUSK Intellectual Reserve AG,” by means of a “Abspaltung zur Neugruendung” according to Art. 29 lit. b of the Swiss Federal law on Mergers, Demergers, Transformations and Asset Transfers of October 3, 2003 (SR 221.301), as resolved by the shareholders meeting of the Company on October 23, 2007 as well as any according resolutions and changes in the articles of association of the Company or RUSK Intellectual Reserve AG or their respective directors.

(l)            “Disclosure Schedule” means the disclosure schedule, including the Sections thereof referenced in Articles IV and V hereof, delivered by the Sellers to Purchaser and Parent in connection with the execution of this Agreement.

(m)           “Domain Name” means a unique alphanumeric identifier (e.g., a name or other string of alphanumeric characters, whether separated by periods or not) that is associated with a physical point (e.g., a computer server) on the Internet or other networks, including identifiers that can be converted by the Domain Name System (DNS) to an Internet Protocol (IP) address.

(n)           “Environmental Laws” means all applicable federal, state, foreign or local Laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes or any other Hazardous Substance into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company, the Subsidiary, or their respective subsidiaries or agents.

(o)           “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(p)           “ERISA Affiliate” means any entity or trade or business (whether or not incorporated) that together with the Company or the Subsidiary is, or ever has been, treated as a single employer under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

(q)           “Family Member” means an immediate family member of a Person whether by blood or adoption, including parents, spouses, siblings, children and grandchildren.

(r)           “Final Determination” means solely with respect to Section 8.2 hereof (A) a decision, judgment, decree or other order by a court of competent jurisdiction, which decision, judgment, decree or other order has become final and unappealable (i.e., when all allowable judicial appeals have been exhausted under applicable law), or, in any case where judicial review shall at the time be unavailable under applicable law for any reason, a decision, judgment, decree or other order by an administrative agency or official of competent jurisdiction, which decision, judgment, decree or other order has become final and unappealable (i.e., when all allowable administrative appeals have been exhausted under applicable law), (B) a closing agreement under Section 7121 of the Code or any other binding settlement agreement entered into in connection with an administrative or judicial proceeding which is not subject to further appeal or (C) the expiration of the time for instituting a claim for refund, or if such claim is filed, the expiration of the time for instituting suit with respect thereto.

(s)           “Foreign Official” means any officer or employee of a foreign Governmental Authority or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or any such public international organization.  The term “Foreign Official” shall be deemed to include (a) an elected or appointed official such as a Minister of Health, (b) an employee of a state-owned or even partially state-owned entity such as a state-run university or hospital, (c) an employee of a government funded entity, (d) an employee or Person acting for or on behalf of a government official, agency, instrumentality or enterprise performing a governmental function, (e) a person acting for or on behalf of a foreign government, whether permanently or temporarily, (f) a foreign political party, (g) an officer, employee, or person acting for or on behalf of a foreign political party or candidate for foreign public office; and (h) an officer or employee of a quasi-government organization (e.g., United Nations, World Health Organization).

(t)           “Governmental Authority” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit or body and any court or other tribunal); (d) multi-national organization or body; or (e) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(u)           “Governmental Order” means any judgment, ruling, order, writ, injunction, award, decree, edict, pronouncement, determination, decision, opinion, verdict, sentence that has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.

(v)           “Hazardous Substance” means any hazardous or toxic substance, including, without limitation, any “hazardous substance” (as defined in 42 U.S.C. § 9601(14)), and oil, gasoline and any other petroleum-based substance.

(w)           “Indebtedness” means, with respect to any Person, at a particular time, without duplication: (i) any obligations of such Person under any indebtedness for borrowed money; (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security; (iii) any indebtedness of such Person pursuant to a guarantee to a creditor of another Person; (iv) any obligations under capitalized leases or with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a lender or lessor under any such lease against loss; (v) any borrowing of money secured by a Lien on such Person’s assets; (vi) any obligations under factoring or similar agreements with respect to receivables that have been factored or pledged, (vii) any off-balance sheet obligations that by the nature of their terms will ultimately be deemed to be, by conversion or otherwise, or treated, for Tax purposes or otherwise, as debt; (viii) any obligation for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (i) through (vii) above; (ix) any obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade and other payables, accrued expenses and other current Liabilities); (x) any unfunded pension Liabilities or commitments; and (xi) any transaction or stay bonuses or payment.

(x)           “IRS” means the U.S. Internal Revenue Service or any successor entity.

(y)           “Intellectual Property” means (A) all intellectual property, regardless of form, including without limitation: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, Software, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (b) inventions and discoveries, including without limitation any apparatus, biological processes, cell line, chemical compound, creation, data, design, discovery, formula, idea, improvement, innovation, know-how, laboratory notebook, manuscript, process or technique, whether or not patentable or protectable by copyright, articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation trademarks, service marks, logos, trade dress, product configuration, product designs, product features, and Internet Domain Names, together with the goodwill of the business associated therewith (“Trademarks”); and (d) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Company Confidential Information”) and (B) all rights in, arising out of, or associated with Intellectual Property in any jurisdiction throughout the world, including without limitation: (a) rights in, arising out of, or associated with Works of Authorship, including without limitation rights in maskworks and databases and rights granted under the Copyright Act (“Copyrights”); (b) rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); (c) rights in, or arising out of the use or ownership of, or associated with Trademarks, including without limitation common law rights, applications, or registrations for the Trademarks, as well as any other proprietary rights in the Trademarks together with the goodwill of the business associated therewith anywhere in the world, including but not limited to, rights in the “look and feel” of objects and rights granted under the Lanham Act (“Trademark Rights”); (d) rights in, arising out of, or associated with Company Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”); (e) rights of attribution and integrity and other moral rights of an author (“Moral Rights”); and (f) rights in, arising out of, or associated with Domain Names, including keyword associations in any search engine or directories (“Domain Name Rights”).

(z)            “Japan GAAP” means generally accepted accounting principles in effect in Japan as of the date hereof.

(aa)          “Keio University Fund” means the proposed fund established by the Subsidiary with respect to Kuno’s projects and lectures at Keio University, Tokyo, Japan.

(bb)         “Knowledge of the Sellers” means (i) the actual or constructive knowledge of Ueno, Kuno, Eric Buis, Kei Shionoiri Tolliver, Reto Steiger, Thomas Bollhalder, and Misako Nakata, Yuko Kuno and Yoshizo Ueno, and (ii) additionally, but solely for purposes of Section 5.13(e), the actual or constructive knowledge of the principal or responsible attorneys, lawyers or patent agents at Shugrue Mion, PLLC (Washington, D.C.) and Aoyama & Partners (Osaka, Japan) obtained in their capacity as attorneys, lawyers or patent agents on behalf of the Company or the Subsidiary.

(cc)          “Kuno Employment Agreement” means that certain Executive Employment Agreement, effective August 1, 2000, between Sucampo AG and Sachiko Kuno.

(dd)         “Law” means any law, statute, ordinance, rule, regulation, code, writ, injunction, judgment, order, award, resolution, edict, decree, rule of common or civil law or treaty of any Governmental Authority.

(ee)          “Liabilities” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

(ff)           “Liens” means any liens, charges, security interests, mortgages, pledges, easements, encumbrances, conditions, covenants and restrictions of record.

(gg)         “Material Adverse Effect” means with respect to any entity any change, event, circumstance, effect or development that individually or taken together with any other change, event, circumstance, effect or development is, or is reasonably likely to be or become materially adverse to (a) the condition (financial or otherwise), properties, assets (including intangible assets), Liabilities (actual of contingent), business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (b) such entity’s ability to consummate the Transactions in accordance with the Agreement’s terms and applicable Laws; provided, however, that any adverse change, event, circumstance or effect arising from or related to (i) conditions affecting the industry in which such entity or its subsidiaries operate (provided that such conditions do not affect such entity disproportionately as compared to such entity’s competitors), (ii) conditions affecting the Swiss or U.S. economy or securities markets or the World economy (provided that such conditions do not affect such entity disproportionately as compared to such entity’s competitors), (iii) compliance by such entity with the terms and conditions of this Agreement, or such entity’s failure to take any action as a result of prohibitions or restrictions set forth in this Agreement which such prohibitions or restrictions have not been waived, or actions consented to, by Purchaser or Parent, or (iv) the announcement or pendency of the Transactions, in each case, shall not be taken into account in determining whether a “Material Adverse Effect: has occurred or is reasonably likely occur with respect to such entity.

(hh)         “Net Asset Value” means (i) with respect to the Company, the Company’s “Net Asset Value” as defined on and prepared in accordance with Exhibit C-1 hereto, and (ii) with respect to the Subsidiary, the Subsidiary’s “Net Asset Value” as defined on and prepared in accordance with Exhibit C-2 hereto.

(ii)            “Net Asset Value Reduction Amount” means an amount equal to Thirty Million U.S. Dollars (US$30,000,000) less the Total Estimated Net Asset Value; provided that for purposes of calculating the Net Asset Reduction Amount, if the Total Estimated Net Asset Value is less than Twenty-Four Million U.S. Dollars (US$24,000,000), then the Total Estimated Net Asset Value shall be deemed to be Twenty-Four Million U.S. Dollars (US$24,000,000).

(jj)           “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company’s or the Subsidiary’s business, as applicable, as conducted by the Company or the Subsidiary, respectively, through the date hereof, consistent with past practice.

(kk)          “Patent Access Agreement” means the Amended and Restated Patent Access Agreement, dated June 30, 2006, among Sucampo AG, Sucampo Pharmaceuticals, Inc., Sucampo Pharma Europe, Ltd. and Sucampo Pharma, Ltd.

(ll)           “Permits” means licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, certifications and registrations regarding the conduct of the Company’s business.

(mm)        “Permitted Liens” means (a) any lien for Taxes, assessments or other governmental charges not yet due and payable; or (b) landlord’s, mechanic’s, materialman’s, supplier’s, vendor’s or similar statutory liens arising in the Ordinary Course of Business.

(nn)        “Person” means any individual, trustee, firm, corporation, partnership, limited liability company, trust, joint venture, bank, Governmental Authority or other organization or entity.

(oo)        “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not begin or end on) the Closing Date.

(pp)        “Pro Rata Share” means each Shareholder’s pro rata share of the equity ownership of the Company immediately prior to the Closing, as set forth on Exhibit A hereto.

(qq)        “Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

(rr)           “SAG” means the Company

(ss)         “SAGJ” means the Subsidiary.

(tt)           “Securities Act” means the United States Securities Act of 1933, as amended.

(uu)         “Selling Expenses” means all expenses incurred by or on behalf of the Company or the Subsidiary on or prior to the Closing in connection with the Transaction Documents and the Transactions to the extent such expenses represent an obligation of the Company or the Subsidiary.

(vv)         “Software” means computer programs of any type or form (including source code and object code), and any portion thereof, including code, scripts, applets, engines, generators, and macros, and related programmers’ comments, data files and structures, header and include files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts, and logic diagrams, schematics, annotations, and documentation.

(ww)       “subsidiary” or “subsidiaries” means, with respect to any Person, any other Person or Persons, whether incorporated or unincorporated, of which (i) such Person or any other subsidiary of such Person is a general partner (excluding such partnerships where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership) or (ii) holds fifty percent (50%) or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries.

(xx)          “Swiss Code of Obligations” means the Swiss Federal Law of March 30, 1911 regarding the amendment of the Swiss Civil Code (Fifth Part: Code of Obligations) as amended (SR 220).

(yy)         “TAL Agreement” means the Technology Assignment and Licensing Agreement, dated as of February 5, 2009, by and among Sucampo AG, Sucampo Pharmaceuticals, Inc., Sucampo Pharma Americas, Inc., Sucampo Pharma, Ltd., Sucampo Pharma Europe, Ltd. and R-Tech Ueno, Ltd.

(zz)           “Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind imposed by any federal, state, local, national, cantonal, provincial or regional Governmental Authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, estimated, social security, workers’ compensation, unemployment compensation or insurance contributions, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, gains, business and occupation, disability, quality assurance fee, bed tax, provider tax or other tax, duty or charge of any kind whatsoever, however denominated, and (ii) interest, penalties (civil or criminal), additional taxes and additions to tax imposed by a Governmental Authority with respect thereto.

(aaa)       “Tax Returns” means any and all returns, reports, information statements and certifications with respect to any and all Taxes that are required to be filed with the IRS or any other federal, state or local Governmental Authority, including consolidated, combined and unitary tax returns, and any and all returns, reports, and information statements required to be so filed in connection with any benefit plan, including any Company Benefit Plan.

(bbb)      “Transactions” means all of the transactions contemplated by the respective Transaction Documents, including, without limitation, the sale and transfer of the Shares by the Shareholders to Purchaser in accordance with this Agreement, and the performance by Sellers and Purchaser of their respective obligations under the Transaction Documents and the exercise by Sellers and Purchaser and Parent of their respective rights under the Transaction Documents.

(ccc)       “Transaction Documents” means this Agreement and the Ancillary Agreements.

(ddd)      “United States” or “U.S.” means the United State of America.

(eee)       “Webpage” means a page, document, or file viewable within a Website (i.e., that is presented as part of the Website and not as a link to another Website).

(fff)         “Website” means a collection, compilation, or other organization of Webpages at a single Domain Name.

Section 9.10           Index to Additional Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings gives to them in the Sections set forth below:

Term	Section

“2007 Covenants Agreement”	3.2(a)(ix)
“2007 Covenants Termination Agreement”	3.2(a)(ix)
“AAA”	9.3(b)
“Accountants’ Report”	2.4(b)
“Additional Purchase Payment”	2.5(a)
“Additional Purchase Payment Cap”	2.5(a)
“Agreement”	Preamble
“Arbitration Costs”	9.3(f)
“Arbitrator”	9.3(d)
“Attorneys’ Fees”	9.3(f)
“Audited Company Financial Statements”	5.9(a)(i)
“Balance Sheet Date”	5.9(c)
“Balance Sheet Dispute”	2.4(b)
“Basket”	8.4(a)
“Ceiling”	8.4(a)
“Closing”	3.1
“Closing Date”	3.1
“Commercial Rules”	9.3(c)
“Company”	Preamble
“Company Balance Sheet”	5.9(c)
“Company Charter Documents”	5.1(a)
“Company Closing Net Asset Value”	2.4(b)
“Company Confidential Information”	9.9(y)
“Company Estimated Closing Balance Sheet”	2.1
“Company Estimated Net Asset Value”	2.1
“Company Financial Statements	5.9(a)(i)
“Company Licensed Intellectual Property”	5.13(g)
“Company Permits”	5.15
“Company Arbitration Proceeds”	2.5(a)
“Compensation Expenses”	5.17(b)
“Confidential Information”	7.6
“Copyrights”	9.9(y)
“Damages”	8.2
“Deeds of Assignment”	3.2(a)(i)
“Demand”	9.3(c)
“Dispute”	9.3(a)
“Domain Name Rights”	9.9(y)
“Expert Accountant”	2.4(b)
“Final Company Closing Balance Sheet”	2.4(b)
“Final Subsidiary Closing Balance Sheet”	2.4(b)
“Financial Statements”	5.9(a)(ii)
“Indemnified Party”	8.5(a)
“Indemnifying Party”	8.5(a)
“Inventions”	9.9(y)
“Kuno”	Preamble

“Kuno Trust”	Preamble
“License Agreement”	5.13(g)
“Listed Company Intellectual Property”	5.13(d)
“Listed Related Party Transactions”	5.22
“Material Consents”	5.4
“Material Contracts”	5.19(a)
“Mediation Notice”	9.3(b)
“Money Laundering Laws”	5.27
“Moral Rights”	9.9(y)
“Non-Competition Agreement”	3.2(a)(vii)
“Note” and “Notes”	2.2
“OFAC”	5.25
“Parent”	Premable
“Patent Rights”	9.9(y)
“Preliminary Closing Balance Sheets”	2.4(a)
“Preliminary Company Closing Balance Sheet”	2.4(a)
“Preliminary Subsidiary Closing Balance Sheet”	2.4(a)
“Principals”	Preamble
“Principal Amount”	2.2
“Purchase Price”	2.2
“Purchaser”	Preamble
“Purchaser Indemnified Parties”	8.2
“Purchaser Parties”	2.5(a)
“Related Persons”	5.22
“Released Matters”	7.5
“Released Party”	7.5
“Releasing Party”	7.5
“Seller” and “Sellers”	Preamble
“Seller Consents”	4.5
“Seller Indemnified Parties”	8.3
“Set-Off Notice”	8.7(a)
“Shareholder” and “Shareholders”	Preamble
“Shares”	Recitals
“Shortfall”	2.4(c)
“Specified Representations”	8.1
“Subsidiary”	Recitals
“Subsidiary Balance Sheet”	5.9(c)
“Subsidiary Charter Documents”	5.2(a)
“Subsidiary Closing Net Asset Value”	2.4(b)
“Subsidiary Estimated Closing Balance Sheet”	2.1
“Subsidiary Estimated Net Asset Value”	2.1
“Subsidiary Financial Statements”	5.9(a)(ii)
“Subsidiary Shares”	5.2(c)
“Survival Period”	8.1
“Takeda Arbitration”	2.5(a)
“Third-Party Claims”	8.5(b)

“Total Estimated Net Asset Value”	2.1
“Trademark Rights”	9.9(y)
“Trademarks”	9.9(y)
“Trade Secret Rights”	9.9(y)
“Ueno”	Preamble
“Ueno Trust”	Preamble
“Unaudited Company Financial Statements”	5.9(a)(i)
“Unrecovered Shortfall”	2.4(c)
“Works of Authorship”	9.9(y)

Section 9.11          Third Party Beneficiaries.  Except as provided in Article VIII, none of the provisions of this Agreement, express or implied, is intended to or shall provide any rights, benefits, remedies or cause of action in or on behalf of any Person other than the parties hereto and their respective permitted successors and assigns (if any). Without limiting the generality of the foregoing, (i) no creditor of any Seller, the Company or the Subsidiary shall have any rights under the Transaction Documents, and (ii) no stockholder of Parent shall have any rights under the Transaction Documents.  The representations and warranties set forth in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties.  In some instances, the representations and warranties set forth in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties.  Consequently, Persons (other than the parties) may not rely upon the representation and warranties set forth in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12          Disclosure Schedule.  Unless otherwise defined therein, all capitalized terms used in the Disclosure Schedule will have the meanings ascribed to them herein, and all section references in the schedules refer to the corresponding section hereof.  The attachments to the schedules form an integral part of the schedules and are incorporated by reference for all purposes as if set forth fully therein.  The headings contained in the schedules are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the schedules.

Section 9.13          Reliance on Counsel and Other Advisors.  Each party has consulted such legal, financial, tax, technical or other expert as it deems necessary or desirable before entering into this Agreement and the other Transaction Documents. Each party represents and warrants that it has read, know, understands and agrees with the terms and conditions of the Transaction Documents.

Section 9.14          Waiver.  Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.15          Severability.  To the extent that any provision of this Agreement may be deemed or determined to be invalid or unenforceable for any reason, such invalidity or unenforceability will not impair or affect any other provision of this Agreement so long as the economic or legal substance of the Transactions is not affected in a manner materially adverse to a party hereto.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify the Agreement to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law to the end that the Transactions are fulfilled to the greatest extent possible.

Section 9.16          Counterparts; Delivery by Facsimile.  This Agreement may be executed in two or more counterparts, all of which taken together will constitute one instrument, and will become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  Executed signature pages delivered by facsimile or by electronic delivery in PDF or similar format will be sufficient to bind the parties hereto and will be treated in all respects as original signatures.

*  *  *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed, all as of the date first above written.

“SELLERS”		“PURCHASER”

RYUJI UENO REVOCABLE TRUST UNDER TRUST AGREEMENT DATED DECEMBER 20, 2002		AMBRENT INVESTMENTS S.À R.L., a company organized under the laws of Luxembourg

By:	/s/ Ryuji Ueno	By:	/s/ James J. Egan
	Name: Ryuji Ueno		Name: James J. Egan
	Title: Trustee		Title: Authorized Person

“PARENT”

SACHIKO KUNO REVOCABLE TRUST UNDER TRUST AGREEMENT DATED DECEMBER 20, 2002		SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Sachiko Kuno	By:	/s/ James J. Egan
	Name: Sachiko Kuno		Name: James J. Egan
	Title: Trustee		Title: Chief Operating Officer

/s/ DR. RYUJI UENO
DR. RYUJI UENO

/s/ DR. SACHIKO KUNO
DR. SACHIKO KUNO